As filed with the Securities and Exchange Commission on April 6, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.

(Exact name of registrant as specified in charter)

Texas	6035	71-0785261
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Code Number)	(I.R.S. Employer Identification No.)

1401 Highway 62-65 North, Harrison, Arkansas 72601

(870) 741-7641

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Larry J. Brandt

President and Chief Executive Officer

1401 Highway 62-65 North

Harrison, Arkansas 72601

(870) 741-7641

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send copies of all communications to:

Kevin M. Houlihan Patton Boggs LLP 2550 M Street, NW Washington, D.C. 20037 (202) 457-6000	Chris Pledger Daniel L. Heard Kutak Rock LLP 124 West Capitol Avenue Suite 2000 Little Rock, Arkansas 72201 (501) 975-3000

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount To Be Registered	Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(1)
Common Stock, par value $0.01 per share, underlying Subscription Rights	2,908,071	$3.00	$8,724,213 (3)	$1,012.88

(1)         This Registration Statement relates to the shares of common stock deliverable upon the exercise of the non-transferable subscription rights pursuant to the rights offering, and the amount of shares to be registered takes into account the effect of the 1-for-5 reverse stock split of the common stock referenced in this Registration Statement.  This Registration Statement also covers any additional shares of common stock of the Registrant that may become issuable due to adjustments for changes resulting from stock dividends, stock splits, recapitalizations, mergers, reorganizations, combinations or exchanges or other similar events.

(2)         Estimated pursuant to Rule 457(o) solely for purposes of calculating the registration fee.

(3)         Represents the gross proceeds from the assumed exercise of all non-transferable subscription rights to be issued.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

The preliminary prospectus contained in this Registration Statement concerns an offering of rights (the “Rights Offering”) to purchase shares of common stock, $0.01 par value per share (the “Common Stock”) of First Federal Bancshares of Arkansas, Inc. (the “Company”).  The Rights Offering is being conducted as part of the Company’s recapitalization plan (the “Recapitalization Plan”), which is more fully described in the Company’s Current Report on Form 8-K (the “Form 8-K”) filed with the Securities and Exchange Commission (the “SEC”) on January 28, 2011, as well as the Company’s Annual Report on Form 10-K (the “Form 10-K”) for the fiscal year ended December 31, 2010 filed with the SEC on March 16, 2011, and the definitive proxy statement for the Company’s planned Special Meeting of Stockholders (together with the Form 8-K and Form 10-K, the “SEC Filings”), which was filed with the SEC on March 30, 2011.

On January 27, 2011, the Company and First Federal Bank (the “Bank”), the Company’s wholly-owned subsidiary, entered into an Investment Agreement (the “Investment Agreement”) with Bear State Financial Holdings, LLC (“Bear State”).  The Investment Agreement, a copy of which was filed as an Exhibit to the Form 8-K, sets forth the terms and conditions of the Company’s Recapitalization Plan, which consists of the following:

•             the Company will amend its Articles of Incorporation to effect a 1-for-5 reverse split (the “Reverse Split”) of the Company’s issued and outstanding shares of Common Stock;

•             Bear State will purchase from the United States Department of the Treasury (the “Treasury”) for $6 million aggregate consideration, the Company’s 16,500 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A (“Series A Preferred Stock”), including any accrued but unpaid dividends thereon, and related warrant dated March 6, 2009 to purchase 321,847 shares of the Company’s Common Stock at an exercise price of $7.69 per share (the “TARP Warrant”), both of which were previously issued to the Treasury through the Troubled Asset Relief Program — Capital Purchase Program;

•             the Company will sell to Bear State (i) 15,425,262 post-Reverse Split shares (the “First Closing Shares”) of the Company’s Common Stock at $3.00 per share (or $0.60 per share pre-Reverse Split) in a private placement, and (ii) a warrant (the “Investor Warrant”) to purchase 2 million post-Reverse Split shares of our Common Stock at an exercise price of $3.00 per share (or $0.60 per share pre-Reverse Split) (the effectiveness of the Reverse Split, the issuance of the First Closing Shares, and the delivery of the Investor Warrant is referred to together as the “First Closing”);

•             Bear State will pay the Company aggregate consideration of approximately $46.3 million for the First Closing Shares and Investor Warrant, consisting of (i) $40.3 million in cash, and (ii) Bear State’s surrendering to the Company the Series A Preferred Stock and TARP Warrant for a $6 million credit against the purchase price of the First Closing Shares;

•             as promptly as practical following the First Closing, the Company intends to commence the Rights Offering, pursuant to which stockholders who hold shares of our Common Stock on the record date for the Rights Offering, which as of the date of the filing of this Registration Statement is March 23, 2011, will receive the right to purchase three (3) post-Reverse Split shares of the Company’s Common Stock for each one (1) post-Reverse Split share held by such stockholder at $3.00 per share (or $0.60 per share pre-Reverse Split); and

•             on the closing date of the Rights Offering, the Company will sell to Bear State any unsold shares of the Company’s Common Stock offered in the Rights Offering (the “Second Closing”), subject to the satisfaction of the conditions to the Second Closing as set forth in the Investment Agreement, at a purchase price of $3.00 per share (or $0.60 per share pre-Reverse Split) in a private placement, subject to an overall limitation on Bear State’s ownership of 94.90% of our outstanding Common Stock.

Because the consummation of the Recapitalization Plan is contingent upon receipt by the Company of certain requisite approvals, including stockholder and regulatory approval, as further described in the SEC Filings, the preliminary prospectus assumes that such approvals have been obtained.  Further, because the Rights Offering is contingent upon and is planned to occur following the effectiveness of the Reverse Split and the issuance of the First Closing Shares, unless otherwise indicated, the disclosure in the preliminary prospectus is presented as if the Reverse Split and the issuance of the First Closing Shares have occurred.  You should carefully read and consider the impact of the Reverse Split and the impact of the transactions contemplated by the Recapitalization Plan described in the preliminary prospectus.  Depending upon the date on which all requisite approvals for the Recapitalization Plan have been received, the Company may be required to change the record date of the Rights Offering to comply with applicable law.

The information in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell securities and is not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 6, 2011

PRELIMINARY PROSPECTUS

Up to 2,908,071 Shares of Common Stock
Issuable upon the Exercise of Non-Transferable Subscription Rights at $3.00 per share

We are distributing, at no charge, to holders of our common stock, $0.01 par value per share (the “Common Stock”), non-transferable subscription rights (“Rights”) to purchase up to 2,908,071 shares of Common Stock at a price of $3.00 per share in this Rights offering (the “Rights Offering”), which could result in net proceeds of approximately $8.5 million.  You will receive one (1) Right for each share of our Common Stock, as adjusted to take into account the 1-for-5 reverse stock split that occurred on [•] [•], 2011 (the “Reverse Split”), held by you of record as of 5:00 p.m., Eastern Time, on March 23, 2011 (the “Record Date”).

Each Right will entitle you to purchase three (3) shares of Common Stock at a subscription price of $3.00 per share (or $0.60 per share pre-Reverse Split) (the “Basic Subscription Right”).

If you timely and fully exercise your Basic Subscription Right with respect to all of the Rights you hold and other Rights holders do not exercise their Basic Subscription Right in full, you will have an oversubscription privilege to subscribe for a portion of shares of Common Stock offered in the Rights Offering, subject to availability and allocation, that were not purchased by other Rights holders.  There is no minimum subscription amount required for the consummation of the Rights Offering.  However, your ability to purchase Common Stock in the Rights Offering is subject to an overall beneficial ownership limitation of 4.9% of our outstanding Common Stock, after giving effect to your participation in the Rights Offering and taking into account the holdings of you and your affiliates.

We and First Federal Bank, our wholly-owned subsidiary, have entered into an Investment Agreement (the “Investment Agreement”) with Bear State Financial Holdings, LLC (“Bear State”) pursuant to which Bear State has committed to backstop the Rights Offering by purchasing from us in a private placement, at a price of $3.00 per share (or $0.60 per share pre-Reverse Split), any shares not purchased by the Rights holders.  This commitment is subject to the terms and conditions of the Investment Agreement and an overall limitation on Bear State’s ownership of 94.90% of our outstanding Common Stock.  Please see “Questions and Answers Relating to the Offering—Why are we conducting the Rights Offering?”

The Rights Offering will expire at 5:00 p.m., Eastern Time, [•] [•], 2011 (“Expiration Date”).  Any Right not exercised at or before that time will expire without any payment to the holders thereof.  We do not intend to extend the Expiration Date.  You should carefully consider whether to exercise your Rights prior to the expiration of the Rights Offering.  All exercises of Rights are irrevocable.  Neither our Board of Directors nor Bear State is making a recommendation regarding any exercise of your Rights.

We may in our sole discretion cancel the Rights Offering at any time for any reason.  If we cancel the Rights Offering, the subscription agent will return all subscription payments it has received in connection with the Rights Offering without interest or penalty.

This Rights Offering is being made directly by us.  We are not using an underwriter or selling agent.  We have engaged Registrar and Transfer Company to serve as the subscription agent for the Rights Offering.  The subscription agent will hold in escrow the funds we receive from subscribers until we complete or cancel the Rights Offering.

Shares of our Common Stock are traded on the NASDAQ Global Market under the symbol “FFBH.”  On [•] [•], 2011, the closing sale price for our Common Stock was $[•] per share.  The shares of Common Stock issued in the Rights Offering will also be listed on the NASDAQ Global Market under the same symbol.  The Rights are not transferable and will not be listed on the NASDAQ Global Market or any other stock exchange or trading market.

Investing in our Common Stock involves risks.  You should read the “Risk Factors” section beginning on page 23 of this prospectus and in the documents incorporated by reference into this prospectus before investing in our Common Stock.

As a result of the terms of the Rights Offering, stockholders who do not fully exercise their Rights will own, upon completion of the Rights Offering, a smaller proportional interest in the Company than otherwise would be the case had they fully exercised their Rights.  See “Risk Factors—If you do not exercise your Rights, your percentage ownership will be diluted” for more information.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission or other regulatory body has approved or disapproved of the Rights or the shares of Common Stock underlying the Rights or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The Rights and the shares of our Common Stock are not deposit accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

	Per Share	Total(*)
Subscription Price	$3.00	$8,724,213
Estimated Expenses		$178,513
Proceeds, before expenses, to First Federal Bancshares of Arkansas, Inc.	$3.00	$8,724,213

(*)  Assumes the issuance of Rights to purchase 2,908,071 shares of Common Stock in the Rights Offering.  Shares of Common Stock relating to those Rights will either be issued to purchasers in the Rights Offering or in a private placement to Bear State who is backstopping the Rights Offering, subject to an overall limitation on Bear State’s ownership of 94.9% of our outstanding Common Stock.  It is anticipated that delivery of the Rights Offering shares will be made on or about [•] [•], 2011.

The date of this prospectus is [•] [•], 2011.

ABOUT THIS PROSPECTUS

You should rely only on the information contained or incorporated by reference in this prospectus or any free writing prospectus prepared by us.  We have not authorized any other person to provide you with different or additional information contained or incorporated by reference.  If anyone provides you with different or additional information, you should not rely on it.  We are not making an offer to sell our securities in any jurisdiction where the offer or sale is not permitted.  You should assume that the information appearing in this prospectus, in any free writing prospectus and in the documents incorporated herein by reference is accurate only as of their respective dates.  Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates.

Unless otherwise stated in this prospectus or the context otherwise requires, references to “we,” “us,” “our,” “First Federal,” the “Company,” or the “Corporation” refer to First Federal Bancshares of Arkansas, Inc. and its consolidated subsidiaries, including First Federal Bank, or the “Bank,” which is a federal stock savings and loan association and our sole banking subsidiary.

CAUTIONARY STATEMENT ABOUT FORWARD LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into this prospectus contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in these provisions.  All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including, but not limited to, statements about anticipated future operating and financial performance, financial position and liquidity, business prospects, strategic alternatives, business strategies, regulatory and competitive outlook, investment and expenditure plans, capital and financing needs and availability, acquisition and divestiture opportunities, plans and objectives of management for future operations, consummation of the Rights Offering and other similar forecasts and statements of expectation and statements of assumptions underlying any of the foregoing.  Words such as “will likely continue,” “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “seeks,” “should,” “will,” and variations of these words and similar expressions are intended to identify these forward-looking statements.

Forward-looking statements are based on the Company’s current expectations and assumptions regarding its business, the regulatory environment, the economy and other future conditions.  Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict.  Our actual results may differ materially from those contemplated by the forward-looking statements.  We caution you therefore against relying on any of these forward-looking statements.  They are neither statements of historical fact nor guarantees or assurances of future performance.  Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the following:

•                  any effects of the recent change of control of the Company in which Bear State acquired a majority ownership of our voting power, including changes in management, strategic direction, business plan or operations;

•                  inability to maintain the higher minimum capital ratios that the Company and the Bank are required to maintain pursuant to the Cease and Desist Orders issued by the Office of Thrift Supervision (“OTS”) on April 12, 2010.  The order between the Company and the OTS is referred to in this prospectus as the “Company Order” and the order between the Bank and the OTS is referred to in this prospectus as the “Bank Order.”  Collectively, the Company Order and Bank Order are referred to in this prospectus as the “Orders”;

•                  the effect of other requirements of the Orders and any further regulatory actions;

•                  management’s ability to effectively execute our business plan and complete the Company’s recapitalization plans;

•                  inability to receive dividends from the Bank and to satisfy obligations as they become due;

•                  costs and effects of legal and regulatory developments, including the resolution of legal proceedings or regulatory or other governmental inquiries, and the results of regulatory examinations or reviews;

•                  changes in capital classification;

•                  the impact of current economic conditions and our results of operations on our ability to borrow additional funds to meet our liquidity needs;

•                  local, regional, national and international economic conditions and events and the impact they may have on us and our customers;

•                  changes in the economy affecting real estate values;

•                  inability to attract and retain deposits;

•                  changes in the level of non-performing assets and charge-offs;

•                  changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements;

•                  changes in the financial performance and/or condition of the Bank’s borrowers;

•                  effect of additional provision for loan and real estate owned losses;

•                  long-term negative trends in our market capitalization;

•                  continued listing of our Common Stock on the NASDAQ Global Market;

•                  the availability and terms of capital;

•                  effects of any changes in trade and monetary and fiscal policies and laws, including the interest rate policies of the Federal Reserve Board;

•                  inflation, interest rates, cost of funds, securities market and monetary fluctuations;

•                  political instability;

•                  acts of war or terrorism, natural disasters such as earthquakes, tornadoes or fires, or the effects of pandemic flu;

•                  the timely development of competitive new products and services and the acceptance of these products and services by new and existing customers;

•                  changes in consumer spending, borrowings and savings habits;

•                  technological changes;

•                  changes in our organization, management, compensation and benefit plans;

•                  competitive pressures from other financial institutions;

•                  inability to maintain or increase market share and control expenses;

•                  impact of reputational risk on such matters as business generation and retention, funding and liquidity;

•                  continued volatility in the credit and equity markets and its effect on the general economy;

•                  changes in financial services policies, laws and regulations, including laws, regulations and policies concerning taxes, banking, securities and insurance, and the application thereof by regulatory bodies;

•                  effects of final rules amending Regulation E that prohibit financial institutions from charging consumer fees for paying overdrafts on ATM and one-time debit card transactions, unless the consumer consents or opts-in to the overdraft service for those types of transactions;

•                  effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters;

•                  in connection with the participation in the Rights Offering by participants (and other account holders) in the First Federal Bancshares of Arkansas, Inc. Employees’ Savings and Profit Sharing Plan & Trust (the “401(k) Plan”), a failure to obtain an exemption from the U.S. Department of Labor (the “DOL”), on a retroactive basis, effective to the commencement of the Rights Offering, such that the acquisition, holding and exercise of the Rights by the 401(k) Plan would not constitute a prohibited transaction under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”);

•                  other factors described from time to time in our filings with the SEC; and

•                  our success at managing the risks involved in the foregoing items.

Forward-looking statements speak only as of the date they are made, and we do not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made, whether as a result of new information, future developments or otherwise, except as may be required by law.  In light of these risks, uncertainties and assumptions, the forward-looking statements discussed in this prospectus and the documents incorporated by reference might not occur, and you should not put undue reliance on any forward-looking statements.

Some of these and other factors are discussed in this prospectus under the caption “Risk Factors” and elsewhere in this prospectus and the documents incorporated by reference.  The development of any or all of these factors could have an adverse impact on our financial position and our results of operations.

QUESTIONS AND ANSWERS RELATED TO THIS RIGHTS OFFERING

The following are examples of what we anticipate will be common questions about the Rights Offering.  The following questions and answers do not contain all of the information that may be important to you and may not address all of the questions that you may have about the Rights Offering.  This prospectus and the documents incorporated by reference into this prospectus contain more detailed descriptions of the terms and conditions of the Rights Offering and provide additional information about us and our business, including potential risks related to the Rights Offering, the shares of Common Stock offered hereby and our business.

What is the Rights Offering?

We are distributing, at no charge, to holders of our Common Stock as of 5:00 p.m. Eastern Time, on March 23, 2011 (the “Record Date” and, such holders, as adjusted to take into account the Reverse Split (defined below), the “Legacy Stockholders”), non-transferable subscription rights (the “Rights”) to purchase shares of our Common Stock at a price of $3.00 per share (the “Rights Offering”), or $0.60 per share without taking into account the 1-for-5 reverse stock split which occurred on [•][•], 2011 prior to mailing this prospectus to the Legacy Stockholders (the “Reverse Split”).  Each Right entitles a Legacy Stockholder to a basic subscription right (the “Basic Subscription Right”) and an oversubscription privilege (the “Oversubscription Privilege”).  The Basic Subscription Right entitles a Legacy Stockholder to purchase three (3) post-Reverse Split shares of our Common Stock for each one (1) post-Reverse Split share of our Common Stock held by such Legacy Stockholder on the Record Date.  For example, if a Legacy Stockholder owns five (5) shares of our Common Stock as of the Record Date, then after giving effect to the Reverse Split, such Legacy Stockholder would own one (1) post-Reverse Split share of our Common Stock.  The Basic Subscription Right would then entitle such Legacy Stockholder to purchase three (3) post-Reverse Split shares of our Common Stock for the one (1) post-Reverse Split share of our Common Stock held by such Legacy Stockholder.  The Oversubscription Privilege will permit Legacy Stockholders who validly and fully exercise their Basic Subscription Rights to subscribe for post-Reverse Split shares of our Common Stock that are not purchased by other Legacy Stockholders under their Basic Subscription Rights.  If the Legacy Stockholder owns less than five (5) shares of our Common Stock as of the Record Date, then after giving effect to the Reverse Split, such Legacy Stockholder would receive cash in lieu of fractional shares of our Common Stock and would not be entitled to a Right.  Legacy Stockholders may only exercise the Basic Subscription Right and the Oversubscription Privilege for whole shares.  In the event, however, that fractional shares of Common Stock result from the application of the Oversubscription Allocation Formula, which is discussed under “—What is the Oversubscription Privilege?” below, then such fractional shares will be eliminated by rounding down to the nearest whole share, with the total exercise price being adjusted accordingly.  Any excess subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable.

Your ability to purchase Common Stock in the Rights Offering is subject to an overall beneficial ownership limitation of 4.9% of our outstanding Common Stock, after giving effect to your participation in the Rights Offering and taking into account the holdings of you and your affiliates.

Why are we conducting the Rights Offering?

The economic downturn in our market areas and resulting decline in real estate values have had a material adverse effect on our financial condition and results of operations, as well as the results of operations of the Bank, our wholly-owned subsidiary.  These material adverse effects include reductions in our capital levels and the capital levels of the Bank as a result of our losses in 2010 and 2009 primarily due to expenses related to our nonperforming assets, particularly elevated loan charge-offs and increases in the provision for loan losses and real estate owned expenses.  Furthermore, as described below in “Prospectus Summary—Regulatory Enforcement Action”, we are subject to the Company Order and the Bank is subject to the Bank Order, issued by the OTS, our and the Bank’s primary regulator, requiring us to take steps to improve our and the Bank’s financial condition and results of operations, including increasing our and the Bank’s capital levels.  Due to these challenges, we have been pursuing strategic alternatives to raise capital and strengthen our balance sheet.  Our Board of Directors has worked closely with management and our advisors to evaluate potential alternatives for raising additional capital, including possibly selling Common Stock in public or private offerings, disposing of branches or related assets, and considering other strategic alternatives.

On January 27, 2011, the Company and the Bank entered into an Investment Agreement (the “Investment Agreement”) with Bear State Financial Holdings, LLC (“Bear State”), pursuant to which the Company agreed, among other things, to commence the Rights Offering following the effectiveness of the Reverse Split and the sale to Bear State of our Common Stock and a warrant to purchase shares of our Common Stock as contemplated by the Investment Agreement (the “Bear State Investment”).

We are conducting the Rights Offering because we are required to do so under the terms of the Investment Agreement.  The purpose of the Rights Offering is to give our Legacy Stockholders the opportunity to purchase shares of our Common Stock at the same price Bear State is purchasing our Common Stock in connection with the Bear State Investment and thereby participate in the Company’s recapitalization plan (the “Recapitalization Plan”).

Am I required to exercise the Rights I receive in the Rights Offering?

No.  You may exercise any number of your Rights, or you may choose not to exercise any of your Rights.  However, if you choose not to exercise your Basic Subscription Right or you exercise less than your full Basic Subscription Right and other stockholders fully exercise their Basic Subscription Right or exercise a greater proportion of their Basic Subscription Right than you exercise, the percentage of our Common Stock owned by these other stockholders will increase relative to your ownership percentage, and your voting and other rights in the Company will likewise be diluted.  You may not sell, transfer, or assign your Rights.

What is the Basic Subscription Right?

Each Right consists of a Basic Subscription Right and an Oversubscription Privilege.  Each Basic Subscription Right gives a Legacy Stockholder the opportunity to purchase three (3) new post-Reverse Split shares of our Common Stock at a post-Reverse Split subscription price of $3.00 per share (or $0.60 per share pre-Reverse Split) for each one (1) share of our Common Stock held by such Legacy Stockholder.  You may exercise some or all of your Basic Subscription Rights, or you may choose not to exercise any Basic Subscription Rights at all.  You may not sell, transfer, or assign your Basic Subscription Rights.

If you hold shares of Common Stock in your name, the number of shares you may purchase pursuant to your Rights is indicated on the enclosed Rights certificate.  If you hold your shares in the name of a broker, dealer, custodian bank or other nominee who uses the services of the Depository Trust Company (“DTC”), you will not receive a Rights certificate.  Instead, DTC will credit one Right to your nominee record holder for each share of our Common Stock that you beneficially own as of the Record Date.  If you are not contacted by your nominee, you should contact your nominee as soon as possible.

What is the Oversubscription Privilege?

If you timely and fully exercise your Basic Subscription Rights, you may also choose to exercise your Oversubscription Privilege by purchasing a portion of any whole shares that other Legacy Stockholders do not purchase through their Basic Subscription Rights.  You should indicate on your Rights certificate, or the form provided by your nominee if your shares are held in the name of a nominee, how many additional shares you would like to purchase pursuant to your Oversubscription Privilege.

We will seek to honor the requests made under the Oversubscription Privilege in full, subject to a maximum of 2,908,071 shares of Common Stock being offered in the Rights Offering and the limitations described below under “— Are there any limits on the number of shares I may purchase in the Rights Offering?”

If oversubscription requests exceed the number of shares available, however, we will allocate the available shares pro rata among the Rights holders exercising the Oversubscription Privilege in proportion to the number of shares of our Common Stock each of those Rights holders owned on the Record Date, relative to the number of shares of Common Stock owned on the Record Date by all Rights holders exercising the Oversubscription Privilege.  We refer to this pro rata allocation formula as the “Oversubscription Allocation Formula.”  If the application of the Oversubscription Allocation Formula results in any Rights holder receiving a greater number of shares than the Rights holder subscribed for pursuant to the exercise of the Oversubscription Privilege, then such Rights holder will be allocated only that number of shares of Common Stock for which the holder oversubscribed, and the remaining shares will be allocated among all other Rights holders exercising the Oversubscription Privilege on the same pro rata basis described above.  Additionally, if the application of the Oversubscription Allocation Formula would result in any Rights holder exceeding, together with its affiliates, beneficial ownership of 4.9% or more of our outstanding Common Stock, then such Rights holder will be allocated only that number of shares that would result in the Rights holder acquiring the maximum number of shares permissible based on such beneficial ownership limitation, and the remaining shares will be allocated among all other Rights holders exercising their Oversubscription Privilege on the same pro rata basis described above.  The proration process will be repeated until all shares of Common Stock available in the Rights Offering have been allocated.

Registrar and Transfer Company, our subscription agent for the Rights Offering, will determine the oversubscription allocation based on the Oversubscription Allocation Formula described above.

The Oversubscription Privilege may only be exercised for whole shares.  In the event, however, that fractional shares of Common Stock result from the application of the Oversubscription Allocation Formula to oversubscription requests, then such fractional shares will be eliminated by rounding down to the nearest whole share, with the total exercise price being adjusted accordingly.  Any excess subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable.

Because we will not know the total number of available shares and how available shares will be allocated before the Rights Offering expires, in order for the exercise of your entire Oversubscription Privilege to be valid, you should deliver to the subscription agent payment in an amount equal to the aggregate subscription price of the entire number of shares that you have requested to purchase pursuant to your Oversubscription Privilege, along with payment for the exercise of your Basic Subscription Rights and all Rights certificates, or forms provided by your nominee if your shares are held in the name of a nominee, and other subscription documents, prior to the expiration of the Rights Offering, even if you ultimately are not allocated the full amount of your oversubscription request.  To the extent the aggregate subscription price of the actual number of shares allocated to you pursuant to the Oversubscription Privilege is less than the amount you actually paid, the excess subscription payment will be returned to you as soon as practicable, without interest or penalty, following the expiration of the Rights Offering.

Are there any limits on the number of shares I may purchase in the Rights Offering?

Purchases by any Rights holder in the Rights Offering will be limited in that no Rights holder may beneficially own more than 4.9% of our outstanding shares of Common Stock after giving effect to their participation in the Rights Offering and the holdings of their affiliates.

Will fractional shares be issued in the Rights Offering?

No.  Legacy Stockholders may only exercise the Basic Subscription Right and the Oversubscription Privilege for whole shares.  In the event, however, that fractional shares of Common Stock result from the application of the Oversubscription Allocation Formula to oversubscription requests, then such fractional shares will be eliminated by rounding down to the nearest whole share, with the total exercise price being adjusted accordingly.  Any excess subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable.

How was the subscription price per share determined?

The price per share of the shares offered in the Rights Offering is the same as the price paid by Bear State for the 15,425,262 post-Reverse Split shares of our Common Stock it acquired on [•][•], 2011 in the private placement conducted pursuant to the Investment Agreement and is the same price Bear State has agreed to pay pursuant to its commitment to backstop the Rights Offering in a private placement pursuant to the Investment Agreement.  See “Prospectus Summary—Recapitalization Plan” and “—Is there a backstop purchaser?”  We established the subscription price at $3.00 per share (or $0.60 per share pre-Reverse Split) in order to permit the Legacy Stockholders to participate in our Recapitalization Plan at the same price paid by Bear State pursuant to the Investment Agreement.

The subscription price does not necessarily bear any relationship to any other established criteria for value.  You should not consider the subscription price as an indication of value of the Company or our Common Stock.  You should not assume or expect that, after the Rights Offering, our Common Stock will trade at or above the subscription price in any given time period.  The market price of our Common Stock may decline during or after the Rights Offering, and you may not be able to sell the underlying shares of Common Stock purchased during the Rights Offering at a price equal to or greater than the subscription price.  You should make your own assessment of our business and financial condition, our prospects for the future, and the terms of the Rights Offering.

May I transfer my Rights?

No.  You may not sell, transfer or assign your Rights to anyone.  Rights will not be listed for trading on the NASDAQ Global Market or any other stock exchange or market.  A Rights certificate, or forms provided by your nominee if your shares are held in the name of a nominee, may be completed only by the stockholder who receives the certificate or such forms.

How soon must I act to exercise my Rights?

If you received a Rights certificate and elect to exercise any or all of your Rights, the subscription agent must receive your properly completed and duly executed Rights certificate, all other required subscription documents and full subscription payment, including final clearance of any uncertified check, before the Rights Offering expires at 5:00 p.m., Eastern Time, on [•][•], 2011 (“Expiration Date”).  If you hold your shares in the name of a broker, dealer, custodian bank or other nominee, your nominee may establish an earlier deadline before the expiration of the Rights Offering by which time you must provide the nominee with your instructions to exercise your Rights.  We do not intend to extend the expiration of the Rights Offering.

Although we will make reasonable attempts to provide this prospectus to our stockholders to whom Rights are distributed, the Rights Offering and all Rights will expire on the Expiration Date, whether or not we have been able to locate all such stockholders.

May I participate in the Rights Offering if I sell my shares of Common Stock after the Record Date?

The Record Date for the Rights Offering is March 23, 2011.  If you owned shares of Common Stock as of 5:00 p.m., Eastern Time, on the Record Date you may participate in the Rights Offering and will receive Rights.  If you sell all of the shares of Common Stock that you held at 5:00 p.m., Eastern Time, on the Record Date subsequent to that time, you will remain eligible to participate in the Rights Offering and will receive Rights based upon the shares of Common Stock that you held as of 5:00 p.m., Eastern Time, on the Record Date.

Are we requiring a minimum overall subscription from existing stockholders to complete the Rights Offering?

No.  We are not requiring an overall minimum subscription to complete the Rights Offering.  However, Bear State has committed to backstop the Rights Offering, by purchasing from us in a private placement, at the subscription price, any shares of Common Stock not purchased by the Legacy Stockholders, subject to the satisfaction of the conditions set forth in the Investment Agreement and an overall limitation on Bear State’s ownership of 94.90% of our outstanding Common Stock.

Has the Board of Directors or Bear State made a recommendation to stockholders regarding the Rights Offering?

No.  Neither our Board of Directors nor Bear State is making a recommendation regarding any exercise of your Rights.  Rights holders who exercise Rights will incur investment risk on new money invested.  The stock market and, in particular, the market for financial institution stocks, has experienced significant volatility over the past few years.  As a result, the market price for our Common Stock may be volatile.  In addition, the trading volume in our Common Stock may fluctuate more than usual and cause significant price variations to occur.  Accordingly, shares of Common Stock that an investor purchases in the Rights Offering may trade at a price lower than the subscription price.  The trading price of our Common Stock will depend on many factors, which may change from time to time, including, without limitation, our financial condition, performance, creditworthiness and prospects, future sales of our equity or equity related securities, and other factors.  Volatility in the market price of our Common Stock may prevent you from being able to sell the shares when you want or at prices you find attractive.  You should make your decision based on your assessment of our business and financial condition, our prospects for the future, the terms of the Rights Offering and the information contained in, or incorporated by reference into, this prospectus.  You should carefully consider the risks, among other things, described under the heading “Risk Factors” beginning on page 23 of this prospectus and in the documents incorporated by reference into this prospectus.

Will our directors and executive officers participate in the Rights Offering?

To the extent they held shares of Common Stock as of the Record Date, our directors and officers are entitled to participate in the Rights Offering on the same terms and conditions applicable to all Rights holders.

How do I exercise my Rights if I own shares in my name?

If you hold shares of Common Stock in your name and you wish to participate in the Rights Offering, you must deliver a properly completed and duly executed Rights certificate and all other required subscription documents, together with payment of the full subscription price, to the subscription agent before 5:00 p.m., Eastern Time, on the Expiration Date.  If you send an uncertified check, payment will not be deemed to have been delivered to the subscription agent until the check has cleared.  In certain cases, you may be required to provide signature guarantees.

Please follow the delivery instructions on the Rights certificate.  Do not deliver documents to the Company.  You are solely responsible for completing delivery to the subscription agent of your Rights certificate, all other required subscription documents and subscription payment.  You should allow sufficient time for delivery of your subscription materials to the subscription agent so that the subscription agent receives them by 5:00 p.m., Eastern Time, on the Expiration Date.  See “—To whom should I send my forms and payment?” below.

If you send a payment that is insufficient to purchase the number of shares you requested, or if the number of shares you requested is not specified in the forms, the payment received will be applied to exercise your Rights to the fullest extent possible based on the amount of the payment received, subject to the availability of shares and allocation procedure with respect to the Oversubscription Privilege and the elimination of fractional shares.

What should I do if I want to participate in the Rights Offering but my shares are held in the name of a broker, dealer, custodian bank or other nominee?

If you hold your shares of Common Stock through a broker, dealer, custodian bank or other nominee, then your nominee is the record holder of the shares you own and the associated Rights.  Your nominee must exercise the Rights on your behalf as the beneficial owner for the shares of Common Stock you wish to purchase pursuant to the Rights Offering.

We will ask your nominee to notify you of the Rights Offering.  If you are not contacted by your nominee, you should contact your nominee as soon as possible.  Please follow the instructions of your nominee, which will include completing and returning to the nominee the form titled “Beneficial Owner Election Form.”  You should receive this form from your nominee along with other materials concerning the Rights Offering.

Your nominee may establish a deadline for the return of subscription materials to the nominee before the Expiration Date of the Rights Offering.

What should I do if I want to participate in the Rights Offering, but my Rights are held in my account in the 401(k) Plan?

If you held shares of our Common Stock in your 401(k) Plan account as of the Record Date, you may exercise the Rights with respect to those shares of Common Stock to the same extent as other holders of our Common Stock as of the Record Date by electing what amount (if any) of your subscription rights you would like to exercise by properly completing a special election form, called the “First Federal Bancshares of Arkansas Inc. Employees’ Savings and Profit Sharing Plan & Trust Non-Transferable Subscription Rights Election Form” (“401(k) Plan Participant Election Form”) that is provided to you. You must return your properly completed 401(k) Plan Participant Election Form to the Company as prescribed in the instructions accompanying the 401(k) Plan Participant Election Form. Your 401(k) Plan Participant Election Form must be received by the Company by 5:00 p.m., Eastern Time on [•] [•], 2011 (the “401(k) Deadline”), which is 5 business days prior to the Expiration Date. If your 401(k) Plan Participant Election Form is not received by the 401(k) Deadline, your election to exercise your Rights that are held in your 401(k) Plan account will not be effective. The 401(k) Deadline is a special deadline that applies to participants (and other account holders) in the 401(k) Plan (notwithstanding the Expiration Date set forth in this prospectus for Rights holders generally) and solely with respect to the shares of our Common Stock held through the 401(k) Plan as of the Record Date. Any Rights credited to your 401(k) Plan account will expire unless they are properly exercised by the 401(k) Deadline. If you elect to exercise some or all of the Rights in your 401(k) Plan account, you must also ensure that you indicated on your 401(k) Plan Participant Election Form a sufficient amount of your current investments to be liquidated in full satisfaction of your subscription payment.

Also note that, notwithstanding any election that you make regarding the exercise of your Rights held by your 401(k) Plan account, no Rights held by the 401(k) Plan will be exercised if the per share public trading price of our Common Stock is not greater than or equal to the subscription price on [—] [—], 2011. For additional information, see “The Rights Offering—Special Instructions for Participants in Our 401(k) Plan.”

What form of payment is required to purchase shares of the Company’s Common Stock through the Rights Offering?

If you hold shares of Common Stock in your name and wish to participate in the Rights Offering, as described in the instructions accompanying the Rights certificate, payments submitted to the subscription agent must be made in U.S. currency, by one of the following two methods:

•             by an uncertified check drawn upon a U.S. bank payable to “Registrar and Transfer Company as rights agent for First Federal Bancshares of Arkansas, Inc.,” or

•             by wire transfer of immediately available funds at the following account: ABA No. 031-201-467, further credit to Account No. 200-001-814-9168 at Wachovia Bank, N.A., Avondale, Pennsylvania, with an account name of “Registrar and Transfer Company as rights agent for First Federal Bancshares of Arkansas, Inc.” Any wire transfer should clearly indicate the identity of the subscriber who is paying the Subscription Price by wire transfer.

Payments will be deemed to have been received upon (i) clearance of any uncertified check, or (ii) receipt of collected funds in the account designated above.  If paying by uncertified check, please note that the funds paid thereby may take five or more business days to clear.  Accordingly, Rights holders who wish to pay the subscription price by means of uncertified check are urged to make payment sufficiently in advance of the Expiration Date to ensure that such payment is received and clears by such date.

If you hold your shares in the name of a broker, dealer, custodian bank or other nominee, separate payment instructions may apply.  Please contact your nominee, if applicable, for further payment instructions.

When will I receive my new shares?

If you purchase shares of Common Stock through the Rights Offering, we will issue those shares to you in book-entry, or uncertificated, form as soon as practicable after the completion of the Rights Offering.  If you are a registered holder of Common Stock, we will mail to you a direct registration account statement detailing the number of shares of Common Stock that you have purchased in the Rights Offering.  If you are a beneficial owner of shares that are registered in the name of a broker or other nominee, you should receive from your broker or other nominee confirmation of your purchase of shares of Common Stock in the Rights Offering.  Stock certificates will not be issued for shares of our Common Stock purchased in the Rights Offering, except, however, if you are a registered holder, you may request a stock certificate once you receive your direct registration account statement.

After I exercise my subscription rights, can I change my mind?

No.  Except as explained below with respect to the 401(k) Plan, all exercises of Rights are irrevocable (unless we are required by law to permit revocation), even if you later learn information that you consider to be unfavorable to the exercise of your Rights.  You should not exercise your Rights unless you are certain that you wish to purchase shares of our Common Stock in the Rights Offering.

In the case of the 401(k) Plan, notwithstanding any election forms received from participants (and other account holders) in the 401(k) Plan regarding the exercise of their Rights with respect to shares of Common Stock held through the 401(k) Plan, no Rights held by the 401(k) Plan will be exercised if the per share public trading price of our Common Stock is not greater than or equal to the subscription price on [•] [•], 2011. For additional information, see “The Rights Offering—Special Instructions for Participants in Our 401(k) Plan.”

Is there a backstop purchaser?

Yes.  Pursuant to its commitment in the Investment Agreement to backstop the Rights Offering, Bear State is the backstop purchaser.

How does the backstop commitment work?

Bear State has agreed to purchase from us, at a purchase price of $3.00 per share (or $0.60 per share pre-Reverse Split), all of the unsold shares of Common Stock offered pursuant to the Rights Offering in a private placement.  This commitment is subject to the terms and conditions of the Investment Agreement and an overall limitation on Bear State’s ownership of 94.90% of our outstanding Common Stock.

Why is there a backstop purchaser?

We obtained the backstop commitment from Bear State to ensure that, subject to the conditions of the Investment Agreement, all shares are either distributed in the Rights Offering or purchased subsequent to the Rights Offering in a private placement at the same purchase price at which the Rights were exercisable.  Through this arrangement, assuming the conditions to Bear State’s backstop commitment are met, we have a very high degree of certainty that we will raise net proceeds of approximately $8.5 million through the Rights Offering and the backstop commitment.

What effects will the Rights Offering have on our outstanding shares of Common Stock?

As a result of the Rights Offering, up to an additional 2,908,071 post-Reverse Split shares of Common Stock may be issued and outstanding after the closing of the Rights Offering, including purchases by Bear State pursuant to its commitment in the Investment Agreement to backstop the Rights Offering in a private placement, and therefore the ownership and voting interests of the Legacy Stockholders that do not fully exercise their Basic Subscription Rights will be diluted.

As of the Record Date, we had 4,846,785 pre-Reverse Split shares of Common Stock issued and outstanding.  After giving effect to the Reverse Split, total issued and outstanding shares of Common Stock decreased from 4,846,785 to 969,357.  After giving effect to the issuance of the First Closing Shares, total issued and outstanding shares of Common Stock increased from 969,357 to 16,394,619.  After giving effect to the 2,908,071 shares to be issued in the Rights Offering and to Bear State as the backstop purchaser in a private placement, if any, total issued and outstanding shares of Common Stock would increase from 16,394,619 to 19,302,690.

In addition, if the subscription price of the shares is less than the market price of our Common Stock, it will likely reduce the market price per share of shares you already hold.

How much will the Company receive from the Rights Offering and how will such proceeds be used?

We estimate that the net proceeds to us from the Rights Offering (assuming the full exercise of Rights or purchases by Bear State pursuant to their commitment in the Investment Agreement to backstop the Rights Offering in a private placement), after deducting estimated offering expenses, will be approximately $8.5 million.  We intend to use the net proceeds from the Rights Offering to make capital contributions to the Bank and for other general corporate purposes.

Are there risks in exercising my Rights?

Yes.  The exercise of your Rights involves risks.  Exercising your Rights involves the purchase of additional shares of Common Stock and you should consider this investment as carefully as you would consider any other investment.  Among other things, you should carefully consider the risks described under the heading “Risk Factors” beginning on page 23 of this prospectus and in the documents incorporated by reference into this prospectus.

If my exercise of Rights is not valid, will my subscription payment be refunded to me?

Yes.  The subscription agent will hold all funds it receives in a segregated bank account until completion of the Rights Offering.  If your exercise of Rights is deemed not to be valid, all subscription payments received by the subscription agent will be returned as soon as practicable following the expiration of the Rights Offering, without interest or penalty.  If you own shares through a nominee, it may take longer for you to receive your subscription payment because the subscription agent will return payments through the record holder of your shares.

What fees or charges apply if I purchase shares in the Rights Offering?

We are not charging any fee or sales commission to issue Rights to you or to issue shares to you if you exercise your Rights.  If you exercise your Rights through a broker, dealer, custodian bank or other nominee, you are responsible for paying any fees your record holder may charge you.

What are the U.S. federal income tax consequences of exercising my Rights?

For U.S. federal income tax purposes, a holder should not recognize income or loss in connection with the receipt or exercise of Rights in the Rights Offering.  You should consult your tax advisor as to your particular tax consequences resulting from the Rights Offering.  For a detailed discussion, see “Certain U.S. Federal Income Tax Consequences.”

To whom should I send my forms and payment?

If your shares are held in the name of a broker, dealer, custodian bank or other nominee, then you should deliver your Beneficial Owner Election Form, all other required subscription documents and subscription payment pursuant to the instructions provided by your nominee.  If you are the record holder, then you should send your Rights certificate, all other required subscription documents and subscription payment by mail, hand delivery or overnight courier to:

Registrar and Transfer Company
10 Commerce Drive Cranford, NJ 07016
Attn. Reorg/Exchange Department

Telephone Number for Confirmation:
(800) 368-5948 (toll free)

Telephone Number for Information:
(800) 368-5948 (toll free)

Email Address for Information:
info@rtco.com

You and, if applicable, your nominee are solely responsible for completing delivery to the subscription agent of your Rights certificate or Beneficial Owner Election Form, as applicable, as well as all other required subscription documents and subscription payment.  You should allow sufficient time for delivery of your subscription materials to the subscription agent and clearance of payment before the expiration of the Rights Offering.  If you hold your shares of Common Stock through a broker, dealer, custodian bank or other nominee, your nominee may establish an earlier deadline before the Expiration Date of the Rights Offering.

Whom should I contact if I have other questions?

If you have any questions regarding the Rights Offering, completion of the Rights certificate or any other subscription documents or submitting payment in the Rights Offering, please contact the subscription agent’s Investor Relations Department at the number or email above.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus and may not contain all the information that you need to consider in making your investment decision.  You should carefully read this entire prospectus, as well as the information incorporated herein by reference, before deciding whether to invest in our Common Stock.  You should carefully consider the risks, among other things, described under the heading “Risk Factors” in this prospectus and in the documents incorporated by reference into this prospectus to determine whether an investment in our Common Stock is appropriate for you.

General

First Federal Bancshares of Arkansas, Inc.  First Federal Bancshares of Arkansas, Inc. (the “Company”) is a Texas corporation organized in January 1996 by First Federal Bank (the “Bank”) for the purpose of becoming a unitary holding company of the Bank.  The significant asset of the Company is the capital stock of the Bank.  The business and management of the Company consists of the business and management of the Bank.  The Company does not presently own or lease any property, but instead uses the premises, equipment and furniture of the Bank.  At the present time, the Company does not employ any persons other than officers of the Bank, and the Company utilizes the support staff of the Bank from time to time.  Additional employees will be hired as appropriate to the extent the Company expands or changes its business in the future.  At December 31, 2010, the Company had $600.0 million in total assets, $563.9 million in total liabilities and $36.1 million in stockholders’ equity.

The Company’s executive office is located at the home office of the Bank at 1401 Highway 62-65 North, Harrison, Arkansas 72601, and its telephone number is (870) 741-7641.

First Federal Bank.  The Bank is a federally chartered stock savings and loan association formed in 1934.  The Bank conducts business from its main office and seventeen full service branch offices, all of which are located in a six county area in Northcentral and Northwest Arkansas comprised of Benton, Marion, Washington, Carroll, Baxter and Boone counties.  The Bank’s deposits are insured by the Deposit Insurance Fund (“DIF”), which is administered by the Federal Deposit Insurance Corporation (“FDIC”), to the maximum extent permitted by law.

The Bank is a community-oriented financial institution offering a wide range of retail and business deposit accounts, including noninterest bearing and interest bearing checking, savings and money market accounts, certificates of deposit, and individual retirement accounts.  Loan products offered by the Bank include residential real estate, consumer, construction, lines of credit, commercial real estate and commercial non-real estate.  However, the Bank’s lending activities are currently restricted by regulatory orders.  See “—Regulatory Enforcement Actions” below.  Other financial services include investment products offered through UVEST Financial Services; automated teller machines; 24-hour telephone banking; internet banking, including account access, bill payment, e-statements and online loan applications; Bounce ProtectionTM overdraft service; debit cards; and safe deposit boxes.

The Bank is subject to examination and comprehensive regulation by the OTS, which is the Bank’s chartering authority and primary regulator.  The Bank is also regulated by the FDIC, the administrator of the DIF.  The Bank is also subject to certain reserve requirements established by the Board of Governors of the Federal Reserve System and is a member of the Federal Home Loan Bank (“FHLB”) of Dallas, which is one of the 12 regional banks comprising the FHLB System.

Regulatory Enforcement Actions.  The OTS is the primary federal regulator of the Bank.  As a result of the financial losses in 2009 and the increase in nonperforming assets and based on a regulatory examination of the Company and the Bank in the Fall of 2009, on April 12, 2010, the Company and the Bank each consented to a Cease and Desist Order issued by the Office of Thrift Supervision (“OTS”).  The order between the Company and the OTS is referred to in this prospectus as the “Company Order” and the order between the Bank and the OTS is referred to in this prospectus as the “Bank Order.”  Collectively, the Company Order and Bank Order are referred to in this prospectus as the “Orders.”  The Orders became effective on April 14, 2010.  Each of the Orders will remain in effect until terminated, modified or suspended by the OTS.  Also, the Orders impose certain operations restrictions on the Company and, to a greater extent, the Bank, including lending and dividend restrictions.  The Orders also require the Company and the Bank to take certain actions, including the submission to the OTS of capital plans and business plans to, among other things, preserve and enhance the capital of the Company and the Bank and strengthen and improve the consolidated Company’s operations, earnings and profitability.  The Bank Order specifically requires the Bank to achieve and maintain, by December 31, 2010, a Tier 1 (Core) Capital Ratio of at least 8% and a Total Risk-Based Capital Ratio of at least 12%.  The Bank did not achieve these required levels by December 31, 2010, but after giving effect to the First Closing (see “Recapitalization Plan” below), the Bank did achieve these required levels by [•][•], 2011.  Copies of the stipulations and the Orders are included as Exhibits 10.7 to 10.10 to the Company’s 2009 Annual Report on Form 10-K filed with the SEC on April 15, 2010 and are incorporated into this prospectus by reference.  The descriptions of the Orders set forth in this prospectus do not purport to be complete, and are qualified by reference to the full text of the Orders.

The Company and the Bank have taken such actions as necessary to comply with the provisions of the Orders which are currently effective and are continuing to work toward compliance with the provisions of the Orders with future compliance dates.  Any material failure by the Company and the Bank to comply with the provisions of the Orders could result in further enforcement actions by the OTS.  While the Company and the Bank intend to take such actions as may be necessary to comply with the requirements of the Orders, there can be no assurance that the Company or the Bank will be able to comply fully with the Orders, or that efforts to comply with the Orders will not have adverse effects on the operations and financial condition of the Company or the Bank.  See “Risk Factors,” beginning on page 23 of this prospectus and in the documents incorporated by references into this prospectus.

Recent Developments

Results of the Special Meeting of the Stockholders.  On [•] [•], 2011, at the Special Meeting of the Stockholders the Company’s stockholders approved, among other things, (i) an amendment to our Articles of Incorporation, as amended (“Articles of Incorporation”), to effect the Reverse Split and (ii) the issuance to Bear State of (A) 15,425,262 post-Reverse Split shares (the “First Closing Shares”) of the Company’s Common Stock at $3.00 per share (or $0.60 per share pre-Reverse Split) in a private placement, (B) a warrant (the “Investor Warrant”) to purchase 2 million post-Reverse Split shares of our Common Stock at an exercise price of $3.00 per share (or $0.60 per share pre-Reverse Split) in a private placement, and (C) any unsold shares offered in the Rights Offering at a purchase price of $3.00 per share (or $0.60 per share pre-Reverse Split) in a private placement, subject to an overall limitation on Bear State’s ownership of 94.90% of our Common Stock.

Purchase of TARP Preferred Stock and TARP Warrant from Treasury.  On [•] [•], 2011, pursuant to the terms of the Investment Agreement, Bear State purchased from the United States Department of Treasury (“Treasury”) for $6 million aggregate consideration, the Company’s 16,500 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A (“Series A Preferred Stock”), including any accrued but unpaid dividends thereon, and related warrant dated March 6, 2009 to purchase 321,847 shares of the Company’s Common Stock at an exercise price of $7.69 per share (the “TARP Warrant”), both of which were previously issued to the Treasury by the Company through the Troubled Asset Relief Program — Capital Purchase Program.

Changes to the Company’s Board of Directors.  On [•] [•], 2011, in connection with the First Closing (discussed below) and as contemplated under the terms of the Investment Agreement, the Company increased the size of the Board of Directors from five (5) to seven (7) members.  Effective [•] [•], 2011, the following members of the Company’s Board of Directors resigned: [•] and [•].  On [•] [•], 2011, immediately following the First Closing, the Company appointed [•], [•], [•], and [•] to its Board of Directors.  The foregoing new members of the Board of Directors were designated by Bear State pursuant to the terms of the Investment Agreement.

Consummation of the First Closing.  On [•] [•], 2011, the Company amended its Articles of Incorporation to effect the Reverse Split and sold to Bear State (i) the First Closing Shares and (ii) the Investor Warrant (the effectiveness of the Reverse Split, the issuance of the First Closing Shares and the delivery of the Investor Warrant are referred to in this prospectus as the “First Closing”) in exchange for aggregate consideration paid by Bear State to the Company of approximately $46.3 million, consisting of (x) $40.3 million in cash, and (y) the surrender by

Bear State to the Company of the Series A Preferred Stock and TARP Warrant for a $6 million credit against the purchase price of the First Closing Shares.

After giving effect to the Bear State Investment in the Company and the aspects of the Recapitalization Plan that have occurred as of the date of this prospectus, Bear State owns approximately 94.70% of the Company’s Common Stock (after taking into account the exercise of the Investor Warrant), and, following the expiration of the Rights Offering, could own as much as 94.90% of the Company’s Common Stock (after taking into account the overall limitation on Bear State’s ownership and the exercise of the Investor Warrant and assuming no current stockholders subscribe to the Rights Offering).  If the Rights Offering is fully subscribed by Legacy Stockholders, Bear State would own approximately 81.80% of the Company’s Common Stock (after taking into account the exercise of the Investor Warrant).  As a result, the Company’s current stockholders would own between approximately 5.10% and 18.20% of the Company’s Common Stock following the Bear State Investment in the Company and the Rights Offering.

The Rights Offering

Issuer	First Federal Bancshares of Arkansas, Inc.

Securities Offered

We are distributing at no charge to record holders of our Common Stock as of 5:00 p.m., Eastern Time, on the record date of March 23, 2011, one (1) non-transferable Right for each share of Common Stock then held on record (after taking into account the Reverse Split). For each Right that you own, you will have a Basic Subscription Right to buy from us three (3) shares of our Common Stock at a subscription price of $3.00 per share of Common Stock (or $0.60 per share pre-Reverse Split) and an Oversubscription Privilege.

Subscription Price	$3.00 per share of Common Stock (or $0.60 per share pre-Reverse Split). To be effective, any payment related to the exercise of a Right must clear prior to the Expiration Date.

Right	Each Right consists of a Basic Subscription Right and an Oversubscription Privilege.

Basic Subscription Right

For each whole Right that you own, you will have a subscription right to buy from us three (3) shares of our Common Stock at the subscription price. You may exercise your Basic Subscription Right for some or all of the shares of Common Stock available for purchase under such Right, or you may choose not to exercise any portion of your Basic Subscription Right.

Oversubscription Privilege

Pursuant to the Oversubscription Privilege, if you timely and fully exercise your Basic Subscription Right, you may also subscribe for a portion of the shares of Common Stock offered in the Rights Offering that the other Rights holders do not purchase pursuant to their Basic Subscription Rights, subject to availability and allocation of such shares, and provided that no Rights holder may thereby acquire, together with its affiliates, beneficial ownership of 4.9% or more of the shares of our outstanding Common Stock.

If oversubscription requests exceed the number of shares available, we will allocate the available shares pro rata among the Rights holders exercising the Oversubscription Privilege in proportion to the number of shares of our Common Stock a Rights holder owned on the Record Date relative to the aggregate number of shares of our Common Stock owned on the Record Date by all Rights holders exercising their Oversubscription Privilege. For additional details regarding the pro rata allocation process, see “Questions and Answers Relating to the Rights Offering — What is the Oversubscription Privilege?”

If you properly exercise your Oversubscription Privilege for a number of shares that exceeds the number of shares allocated to you, any excess subscription payments received by the subscription agent will be returned to you as soon as practicable, without interest or penalty, following the expiration of the Rights Offering. There is no minimum subscription amount required for consummation of the Rights Offering. However, your ability to purchase Common Stock in the Rights Offering is subject to an overall beneficial ownership limit of 4.9% of our outstanding shares of Common Stock, after giving effect to your participation in the Rights

Offering and taking into account the holdings of your affiliates.

No Fractional Shares

Legacy Stockholders may only exercise the Basic Subscription Right and Oversubscription Privilege for whole shares.

In the event, however, that fractional shares of Common Stock result from the application of the Oversubscription Allocation Formula to oversubscription requests, then such fractional shares will be eliminated by rounding down to the nearest whole share, with the total exercise price being adjusted accordingly. Any excess subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable.

Record Date	March 23, 2011.

Expiration Date	The Rights will expire at 5:00 p.m., Eastern Time, on [•][•], 2011. We do not intend to extend the expiration of the Rights Offering.

Use of Proceeds

The total proceeds to us from the Rights Offering will depend on the number of Rights that are exercised. If we issue all 2,908,071 shares available, either in the Rights Offering or to Bear State, pursuant to its commitment in the Investment Agreement to backstop the Rights Offering in private placement, the total proceeds to us, after deducting estimated offering expenses, will be approximately $8.5 million. We intend to first contribute a significant portion of the net proceeds from the Rights Offering in the form of capital to the Bank, which will use such amounts to bolster its regulatory capital in compliance with the Bank Order, address its classified assets and then for general corporate purposes.

Procedure for Exercising Rights

To exercise your Rights, you must take the following steps:

If you are a registered holder of Common Stock, you must deliver payment and a properly completed Rights certificate to the subscription agent before [•] [•], 2011, at 5:00 p.m., Eastern Time.

If you are a beneficial owner of shares that are registered in the name of a broker, dealer, custodian bank or other nominee, your nominee will contact you. You will not receive a Rights certificate from the Company. Your broker, dealer, custodian bank or other nominee must exercise your subscription rights on your behalf and deliver all documents and payments to the subscription agent before [•] [•], 2011, at 5:00 p.m., Eastern Time. Please follow the instructions of your nominee, who may require that you meet an earlier deadline for the delivery of your subscription forms and payment to the nominee.

If you hold shares in a 401(k) Plan account, you must deliver a properly completed 401(k) Plan Participant Election Form to the Company before 5:00 p.m., Eastern Time, on [•] [•], 2011.

No Revocation

All exercises of Rights are irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your Rights. You should not exercise your Rights unless you are certain that you wish to purchase additional shares of Common Stock at a subscription price of $3.00 per share (or $0.60 per share pre-Reverse Split). However, notwithstanding any election forms received from participants (and other account holders) in the 401(k) Plan regarding the exercise of their Rights held by (or through) the 401(k) Plan, no Rights held by the 401(k) Plan will be exercised if the per share public trading price of our Common Stock is not greater than or equal to the subscription price on [•] [•], 2011. For additional information, see “The Rights Offering—Special Instructions for Participants in Our 401(k) Plan.”

No Board Recommendation

Neither our Board of Directors nor Bear State is making any recommendation regarding any exercise of your Rights. You should make your decision based on your own assessment of our business and the terms of the Rights Offering. For a discussion of some of the risks involved in investing in our Common Stock, see “Risk Factors” beginning on page 23 as well as the other information contained or incorporated by reference in this prospectus.

Issuance of Common Stock

If you purchase shares of Common Stock through the Rights Offering, we will issue those shares to you in book-entry, or uncertificated, form as soon as practicable after the completion of the Rights Offering. If you are a registered holder of Common Stock, we will mail to you a direct registration account statement detailing the number of shares of Common Stock that you have purchased in the Rights Offering. If you are a beneficial owner of shares that are registered in the name of a broker or other nominee, you should receive from your broker or other nominee confirmation of your purchase of shares of Common Stock in the Rights Offering. Stock certificates will not be issued for shares of our Common Stock purchased in the Rights Offering, except, however, if you are a registered holder, you may request a stock certificate once you receive your direct registration account statement.

No Transfer or Sale of Rights	The Rights may not be sold, transferred or assigned and will not be listed for trading on the NASDAQ Global Market or any other stock exchange or trading market.

Market and trading symbol for the Common Stock

Our Common Stock is listed on the NASDAQ Global Market under the symbol “FFBH.” Shares of our Common Stock issued in connection with the Rights Offering will also be listed on the NASDAQ Global Market under the same symbol.

Federal Income Tax Consequences

The receipt and exercise of Rights should not be taxable for U.S. federal income tax purposes. You should consult your tax advisor as to your particular tax consequences resulting from the Rights Offering. See “Certain Material U.S. Federal Income Tax Considerations.”

Subscription Agent	Registrar and Transfer Company

Shares Outstanding After Completion of the Rights Offering

As of the Record Date, we had 4,846,785 pre-Reverse Split shares of Common Stock outstanding. After giving effect to the Reverse Stock Split, which occurred on [•][•], 2011, total issued and outstanding shares of Common Stock decreased from 4,846,785 to 969,357.

After giving effect to the issuance of the First Closing Shares, which occurred on [•][•], 2011, total issued and outstanding shares of Common

Stock increased from 969,357 to 16,394,619.

After giving effect to the 2,908,071 shares to be issued in the Rights Offering and to Bear State as the backstop purchaser, in a private placement, if any, total issued and outstanding shares of Common Stock would increase from 16,394,619 to 19,302,690.

On [•][•], 2011 the Reverse Split became effective, which was prior to mailing this prospectus to stockholders. The number of shares offered and the subscription price in the Rights Offering have been adjusted to account for the Reverse Split. Shares purchased in the Rights Offering will not be subject to any further adjustments by reason of the Reverse Split.

Backstop Commitment in Investment Agreement

We have entered into an Investment Agreement with Bear State, pursuant to which Bear State has agreed to backstop the Rights Offering by purchasing from us in a private placement, at a price of $3.00 per share (or $0.60 per share pre-Reverse Split), any shares not purchased by the Rights holders, subject an overall limitation on Bear State’s ownership of 94.90% of our Common Stock. If all the conditions to the Investment Agreement are met, the backstop commitment will ensure that we raise net proceeds of approximately $8.5 million through the Rights Offering and the commitment under the Investment Agreement to backstop the Rights Offering in a private placement. See “Questions and Answers Relating to the Offering—How does the backstop commitment work?”

Risk Factors

Investing in our Common Stock involves risks. You should carefully consider the information under “Risk Factors” beginning on page 23 as well as the other information contained or incorporated by reference in this prospectus before making a decision to invest in our Common Stock

SELECTED CONSOLIDATED FINANCIAL DATA

The following tables present our selected consolidated financial data as of or for the period ended December 31, 2010 and as of or for each of the five years ended December 31, 2010.  Financial data as of or for each of the five years ended December 31, 2010 is derived from our audited consolidated financial statements.  You should read this table together with the historical consolidated financial information contained in our consolidated financial statements and related notes, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the year ended December 31, 2010, which has been filed with the SEC and are incorporated by reference in this prospectus.

	At or For the Year Ended December 31,
	2010	2009	2008	2007	2006
	(In Thousands, Except Per Share Data)
Selected Financial Condition Data:
Total assets	$600,046	$731,070	$795,172	$791,978	$852,475
Cash and cash equivalents	36,407	22,149	9,367	27,387	35,518
Investment securities—held to maturity	—	135,531	136,412	95,590	60,746
Investment securities—available for sale at fair value	83,106	—	—	—	—
Loans receivable, net	385,845	482,554	568,123	601,256	693,095
Allowance for loan losses	31,084	32,908	6,441	5,162	2,572
Real estate owned, net	44,706	35,155	22,385	8,120	3,858
Deposits	541,800	624,624	618,003	630,414	652,265
Other borrowings	18,193	59,546	92,212	82,087	120,305
Stockholders’ equity	$36,120	$43,300	$73,117	$73,663	$75,573

Selected Operating Data:
Interest income	$29,820	$36,043	$43,947	$50,426	$54,119
Interest expense	9,838	15,255	22,102	28,184	27,576
Net interest income	19,982	20,788	21,845	22,242	26,543
Provision for loan losses	6,959	44,365	5,710	4,028	1,482
Net interest income (loss) after provision for loan losses	13,023	(23,577)	16,135	18,214	25,061
Noninterest income	9,459	8,117	9,417	7,769	8,222
Noninterest expense	26,991	29,890	23,468	22,995	22,521
Income (loss) before income taxes	(4,509)	(45,350)	2,084	2,988	10,762
Income tax provision (benefit)	(474)	148	(423)	345	3,379
Net income (loss)	$(4,035)	$(45,498)	$2,507	$2,643	$7,383

Earnings (Loss) per share of Common Stock:
Basic	$(1.02)	$(9.54)	$0.52	$0.54	$1.48
Diluted	$(1.02)	$(9.54)	$0.52	$0.54	$1.44

Cash Dividends Declared per Share of Common Stock	$—	$0.03	$0.64	$0.64	$0.58

	At or For the Year Ended December 31,
	2010	2009	2008	2007	2006

Selected Operating Ratios(1):
Return on average assets	(0.60)%	(5.84)%	0.31%	0.32%	0.85%
Return on average equity	(9.43)	(57.33)	3.38	3.52	9.40
Average equity to average assets	6.34	10.19	9.24	9.21	9.04
Interest rate spread(2)	3.37	2.98	2.99	2.92	3.19
Net interest margin(2)	3.31	2.99	3.01	2.98	3.29
Net interest income after provision for loan losses to noninterest expense	48.25	(78.88)	68.75	79.21	111.28
Noninterest expense to average assets	4.00	3.84	2.92	2.82	2.59
Average interest earning assets to average interest bearing liabilities	96.37	100.40	100.49	101.68	102.92
Operating efficiency(3)	91.68	103.41	75.07	76.62	64.78

Asset Quality Ratios(4):

Nonaccrual loans to total assets	8.22	5.86	2.83	3.84	2.16
Nonperforming assets to total assets(5)	15.68	10.67	6.77	5.17	2.69
General allowance for loan losses to classified loans(6)	22.00	28.17	12.12	7.45	9.42
General allowance for loan losses to total loans	5.68	4.97	0.61	0.35	0.27

Capital Ratios(7):
Tangible capital to adjusted total assets	6.36	5.75	8.89	9.22	8.76
Core capital to adjusted total assets	6.36	5.75	8.89	9.22	8.76
Risk-based capital to risk-weighted assets	10.72	9.97	13.35	13.20	11.94

Other Data:
Dividend payout ratio(8)	Note (9)	Note (9)	123.74%	117.71%	39.26%
Full service offices at end of period	18	20	20	18	18

(1)         Ratios are based on average daily balances.

(2)         Interest rate spread represents the difference between the weighted average yield on average interest earning assets and the weighted average cost of average interest bearing liabilities, and net interest margin represents net interest income as a percent of average interest earning assets.

(3)         Noninterest expense to net interest income plus noninterest income.

(4)         Asset quality ratios are end of period ratios.

(5)         Nonperforming assets consist of nonperforming loans, net of specific valuation allowances, and real estate owned.  Nonperforming loans consist of nonaccrual loans, net of specific valuation allowances and accruing loans 90 days or more past due.

(6)         Classified loans consist of loans graded substandard, doubtful or loss, net of specific valuation allowances.

(7)         Capital ratios are end of period ratios for First Federal Bank.

(8)         Dividend payout ratio is the total Common Stock dividends declared divided by net income available to common stockholders.

(9)         Dividend payout ratio is not meaningful for 2009 due to the Company’s net loss in that year.  No dividends were paid in 2010.

RISK FACTORS

An investment in our Common Stock involves a high degree of risk.  Before making an investment decision, you should carefully read and consider the risk factors described below as well as the other information included or incorporated by reference in this prospectus.  Any of these risks, if they actually occur, could materially and adversely affect our business, financial condition, liquidity, results of operations and prospects, as well as the market price and liquidity of our Common Stock.  Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect us.  In any such case, you could lose all or a portion of your original investment.

General Risks

Our or the Bank’s failure to comply with applicable regulatory requirements and regulatory enforcement actions could result in further restrictions and enforcement actions.

The Bank is subject to supervision and regulation by the OTS and FDIC.  As a federally chartered stock savings and loan association, the Bank’s good standing with its regulators is of fundamental importance to the continuation of its business and the business of the Company.  On April 12, 2010, the Company and the Bank both consented to the Orders issued by the OTS.  The Orders require the Company and the Bank to, among other things, file with the OTS an updated business plan and capital plan and submit to the OTS, on a quarterly basis with respect to the business plan and monthly with respect to the capital plan, variance reports related to the plans.  The Bank Order also substantially restricts the Bank’s lending activities.  We have incurred and expect to continue to incur significant additional regulatory compliance expense in connection with the Orders, and we will incur ongoing expenses attributable to compliance with the terms of the Orders.  In addition, the OTS must approve any deviation from our business plan, which could limit our ability to make any changes to our business, which could negatively impact the scope and flexibility of our business activities.

The Company and the Bank may be unable to comply fully with the Orders, and efforts to comply with the Orders may have adverse effects on the operations and financial condition of the Company or the Bank.  Any material failure to comply with the provisions of the Orders could result in further restrictions and enforcement actions by the OTS, which could impair our ability to operate in the normal course of business and, thereby, adversely affect our results of operation.

The current economic environment poses significant challenges for us and could continue to adversely affect our financial condition and results of operations.

The Company is operating in a challenging and uncertain economic environment, including generally uncertain national and local conditions.  Financial institutions continue to be affected by sharp declines in the real estate market and constrained financial markets.  Dramatic declines in the housing market over the past several years, with falling home prices and increasing foreclosures and unemployment, have resulted in significant write-downs of asset values by the Bank and other financial institutions.  Continued declines in real estate values, home sales volumes, and financial stress on borrowers as a result of the uncertain economic environment could continue to have an adverse effect on the Bank’s borrowers or their customers, which could adversely affect the Company’s financial condition and results of operations.  A worsening of these conditions would likely exacerbate the adverse effects on the Company and others in the financial services industry.  For example, further deterioration in local economic conditions in the Company’s markets could drive losses beyond that which is provided for in its allowance for loan losses or could require further writedowns in the Bank’s real estate owned properties.  The Company may also face the following risks in connection with these events:

•           Economic conditions in the markets in which we operate that negatively affect housing prices and the job market have resulted, and may continue to result, in deterioration in credit quality of the Bank’s loan portfolio, and such deterioration in credit quality has had, and could continue to have, a negative impact on the Company’s business and financial condition.

•           Market developments may affect consumer confidence levels and may cause adverse changes in payment patterns, causing increases in delinquencies and default rates on loans and other credit facilities.

•           The processes the Company uses to estimate the allowance for loan losses may no longer be reliable because they rely on complex judgments, including forecasts of economic conditions, which may no longer be capable of accurate estimation.

•           The Bank’s ability to assess the creditworthiness of its customers may be impaired if the processes and approaches it uses to select, manage, and underwrite its customers become less predictive of future charge-offs.

•           The Company has faced and expects to continue to face increased regulation of its industry, and compliance with such regulation has increased and may continue to increase its costs, limit its ability to pursue business opportunities, and increase compliance challenges.

As these conditions or similar ones continue to exist or worsen, the Company could experience continuing or increased adverse effects on its financial condition and results of operations.

We have a high percentage of nonperforming loans and classified assets relative to our total assets.  If our allowance for loan losses is not sufficient to cover our actual loan losses, our results of operations will be adversely affected.

At December 31, 2010, our net nonperforming loans totaled $49.4 million, representing 12.1% of total loans and 8.2% of total assets.  At December 31, 2010, real estate owned totaled $44.7 million or 7.45% of total assets.  As a result, the Company’s total nonperforming assets amounted to $94.1 million or 15.68% of total assets at December 31, 2010.  Further, assets classified by management as substandard, including nonperforming loans and real estate owned, totaled $149.7 million, representing 24.90% of total assets.  At December 31, 2010, our allowance for loan losses was $31.1 million, consisting of $23.1 million of general loan loss allowances and $8.0 million of specific valuation allowances.  The general valuation allowance represents 46.8% of nonperforming loans.  In the event our loan customers do not repay their loans according to their terms and the collateral securing the payment of these loans is insufficient to pay any remaining loan balance, we may experience significant loan losses, which could have a material adverse effect on our financial condition and results of operations.

Management maintains an allowance for loan losses based upon, among other things:

•             historical experience;

•             repayment capacity of borrowers;

•             an evaluation of local, regional and national economic conditions;

•             regular reviews of delinquencies and loan portfolio quality;

•             collateral evaluations;

•             current trends regarding the volume and severity of problem loans;

•             the existence and effect of concentrations of credit; and

•             results of regulatory examinations.

Based on these factors, management makes various assumptions and judgments about the ultimate collectability of the respective loan portfolios.  The determination of the appropriate level of the allowance for loan losses inherently involves a high degree of subjectivity and our management must make significant estimates of current credit risks and future trends, all of which may undergo material changes.  In addition, our Board of Directors and the OTS periodically review our allowance for loan losses and may require an increase in the provision for possible loan losses or the recognition of further loan charge-offs.  The OTS’ judgments may differ from those of our management.  In connection with the OTS examination in the third quarter of 2010, the Company provided an additional $5.6 million to the allowance for loan losses for the quarter ended September 30, 2010.  Another OTS/FDIC examination began in January 2011.  While we believe that the allowance for loan losses is adequate to cover current losses, we may determine that we need to increase our allowance for loan losses or regulators may require an increase in our allowance.  Either of these occurrences could materially and adversely affect our financial condition and results of operations.  In the event the proceeds from the First Closing are not available for any reason, we would not have any capital available to invest in the Bank and any further increases to our allowance for loan losses and operating losses would negatively impact our capital levels and make it more difficult to achieve the capital levels set forth in the Bank Order.

Liquidity needs could adversely affect our results of operations and financial condition.

The Bank’s primary sources of funds are deposits, sales, calls or maturities of securities, and loan repayments.  While scheduled loan repayments are a relatively stable source of funds, they are subject to the ability of borrowers to repay the loans.  The ability of borrowers to repay loans can be adversely affected by a number of factors outside of our control, including changes in economic conditions, adverse trends or events affecting business industry groups, reductions in real estate values or markets, business closings or lay-offs, inclement weather, natural disasters and international instability.  Additionally, deposit levels may be affected by a number of factors, including rates paid by competitors, general interest rate levels, returns available to customers on alternative investments, financial condition or regulatory status of the Bank, actions by the OTS and general economic conditions.  Accordingly, we may be required from time to time to rely on secondary sources of liquidity to meet withdrawal demands or otherwise fund operations.  Those sources may include Federal Home Loan Bank advances, repurchase agreements and the Federal Reserve discount window.  Currently, however, the Bank may only borrow from the Federal Home Loan Bank on a short-term basis and the Federal Reserve discount window is available only when no other sources of liquidity are available.

Our financial flexibility will be constrained if we continue to incur losses and are unable to maintain our access to funding or if adequate financing is not available at acceptable interest rates.  We may seek additional debt in the future.  Additional borrowings, if sought, may not be available to us or, if available, may not be available on reasonable terms.  If additional financing sources are unavailable, or are not available on reasonable terms, our financial condition, results of operations and future prospects could be materially adversely affected.  Finally, if we are required to rely more heavily on more expensive funding sources to support future growth, our revenues may not increase proportionately to cover our costs.  In addition, we may be required to slow or discontinue capital expenditures or make other investments or liquidate assets should those sources not be adequate.

A significant portion of our loan portfolio is related to commercial real estate, construction, commercial business and consumer lending activities and certain of our loans are secured by vacant or unimproved land. Uncertainties related to these lending activities may negatively impact these loans and could adversely impact our business.

As of December 31, 2010, approximately 27% of our loans were related to commercial real estate and construction projects. Commercial real estate and construction lending generally is considered to involve a higher degree of risk than single-family residential lending due to a variety of factors, including generally larger loan balances, the dependency on successful completion or operation of the project for repayment, the difficulties in estimating construction costs and loan terms which often do not require full amortization of the loan over its term and, instead, provide for a balloon payment at stated maturity.  Our loan portfolio also includes commercial business loans to small- to medium-sized businesses, which generally are secured by various equipment, machinery and other corporate assets, and a variety of consumer loans, including automobile loans, deposit account secured loans and unsecured loans.  Although commercial business loans and consumer loans generally have shorter terms and higher interest rates than mortgage loans, they generally involve more risk than mortgage loans because of the nature of, or in certain cases the absence of, the collateral which secures such loans.  In addition, a portion of our loan portfolio is secured by vacant or unimproved land.  Loans secured by vacant or unimproved land are generally more risky than loans secured by improved one- to four- family residential property.  Since vacant or unimproved land is generally held by the borrower for investment purposes or future use, payments on loans secured by vacant or unimproved land will typically rank lower in priority to the borrower than a loan the borrower may have on their primary residence or business.  These loans are susceptible to adverse conditions in the real estate market and local economy.  Uncertainties related to these lending activities could result in higher delinquencies and greater charge-offs in future periods, which could adversely affect our financial condition or results of operations.

The use of our net operating loss carryforwards will be limited going forward as a result of the Bear State Investment.

Pursuant to Section 382 of the United States Internal Revenue Code of 1986, as amended (the “Code”), annual use of our net operating loss (“NOL”) carryforwards may be limited in the event of certain defined “ownership changes.”  A corporation that undergoes an “ownership change” is subject to limitations on its ability to utilize its pre-change NOLs to offset future taxable income. Section 382 imposes an annual limitation on the amount of post-ownership change taxable income a corporation may offset with pre-ownership change NOL carryforwards and certain recognized built-in losses.  The Bear State Investment as described in the Investment Agreement  will constitute an “ownership change.”

At December 31, 2010, the Bank had a $13.3 million federal NOL carryforward.  As a result of the Bear State Investment, the Bank’s ability to utilize its NOL carryforward to offset future taxable income will be significantly impacted.  Since the amount of the Section 382 limitation will depend in large part on our market capitalization at the time of the consummation of the Bear State Investment, it is impossible to determine the exact amount of the Section 382 limitation as of the date of this prospectus.

We have had losses in recent periods and may be unable to return to profitability in the near future which would adversely affect our stock price.

We incurred net losses available to common stockholders of $4.9 million and $46.2 million in 2010 and 2009, respectively.  Our ability to return to profitability will depend on whether we are able to implement our business plan and reduce credit losses in the future, which will depend, in part, on whether economic conditions in our markets improve.  We may be unsuccessful in executing our business plan. Further, even if we successfully implement our business plan, we may be unable to curtail our losses now or in the future.  If we continue to incur significant operating losses, our stock price may decline.

Future FDIC insurance premiums or special assessments may adversely impact our earnings.

The Bank’s deposits are insured up to applicable limits by the Deposit Insurance Fund of the FDIC. Under the FDIC’s risk-based assessment system, insured institutions are assessed in accordance with one of four risk categories based on supervisory evaluations, regulatory capital levels and certain other factors, with less risky institutions paying lower assessments. An institution’s assessment rate depends upon the category to which it is assigned, and certain adjustments specified by FDIC regulations.

On May 22, 2009, the FDIC adopted a final rule levying a five basis point special assessment on each insured depository institution’s assets minus Tier 1 capital as of June 30, 2009.  We recorded an expense of approximately $350,000 during the quarter ended June 30, 2009 to reflect the special assessment.  In addition, the FDIC increased the general assessment rate and, therefore, our FDIC general insurance premium expense increased compared to prior periods.

The FDIC also has adopted a rule pursuant to which all insured depository institutions were required to prepay their estimated assessments for the fourth quarter of 2009, and for all of 2010, 2011 and 2012.  This pre-payment was due on December 30, 2009.  Under the rule, the assessment rate for the fourth quarter of 2009 and for 2010 is based on each institution’s total base assessment rate for the third quarter of 2009, modified to assume that the assessment rate in effect on September 30, 2009 had been in effect for the entire third quarter, and the assessment rate for 2011 and 2012 would be equal to the modified third quarter assessment rate plus an additional 3 basis points.  In addition, each institution’s base assessment rate for each period is calculated using its third quarter assessment base, adjusted quarterly for an estimated 5% annual growth rate in the assessment base through the end of 2012.  The Bank received an exemption from this prepayment requirement due to its potential impact on the Bank’s liquidity position but will pay each quarterly assessment as it becomes due.

Recent insured institution failures, as well as deterioration in banking and economic conditions, have significantly increased the loss provisions of the FDIC, resulting in a decline in the designated reserve ratio to historical lows. The FDIC expects a higher rate of insured institution failures in the next few years compared to recent years. Therefore, the reserve ratio may continue to decline. These developments have caused the premiums assessed on us by the FDIC to increase and materially increase FDIC insurance expense. Our FDIC insurance expense totaled $1.9 million, $1.7 million and $374,000, respectively, in 2010, 2009 and 2008.  The increased assessment rates discussed above, together with any further increases in assessment rates or additional special assessments, may negatively impact future earnings.

On February 7, 2011, the FDIC finalized the rule to redefine the deposit insurance assessment base as required by the Dodd-Frank Act.  The base is defined as average consolidated total assets for the assessment period less average tangible equity capital with potential adjustments for unsecured debt, brokered deposits and depository institution debts.  The FDIC also adopted a new rate schedule and suspended dividends indefinitely.  In lieu of dividends, the FDIC adopted progressively lower assessment rate schedules that will take effect when the reserve ratio exceeds 1.15 percent, 2 percent and 2.5 percent.  All changes and revised rates go into effect April 1, 2011.  Based on the new assessment base and rate schedule, the Bank expects its FDIC insurance premiums to decline in 2011 compared to 2010.

We are heavily regulated, and that regulation could limit or restrict our activities and adversely affect our financial condition.

We operate in a highly regulated industry and are subject to examination, supervision, and comprehensive regulation by various federal and state agencies, including the OTS and the FDIC.  Our compliance with these regulations is costly and may restrict some of our activities, including payment of dividends, mergers and acquisitions, investments, loans and interest rates and locations of offices.  The regulators’ interpretation and application of relevant regulations are beyond our control and may change rapidly and unpredictably.  Banking regulations are primarily intended to protect depositors.  The regulations to which we are subject may not always be in the best interest of investors.

In light of current conditions in the global financial markets and the global economy, regulators have increased their focus on the regulation of the financial services industry.  Over the past several years, the U.S. financial regulators responding to directives of the Obama Administration and Congress have intervened on an unprecedented scale.  New legislative proposals continue to be introduced in the U.S. Congress that could further substantially increase regulation of the financial services industry and impose restrictions on the operations and general ability of firms within the industry to conduct business consistent with historical practices, including with respect to compensation, interest rates and the effect of bankruptcy proceedings on consumer real property mortgages.  Further, federal and state regulatory agencies may adopt changes to their regulations and/or change the manner in which existing regulations are applied.  We cannot predict the substance or effect of pending or future legislation or regulation or the application of laws and regulation to us.  Compliance with current and potential regulation and scrutiny may significantly increase our costs, impede the efficiency of our internal business processes, require us to increase our regulatory capital and limit our ability to pursue business opportunities in an efficient manner by requiring us to expend significant time, effort and resources to ensure compliance.  Additionally, evolving regulations concerning executive compensation may impose limitations on us that affect our ability to compete successfully for executive and management talent.

In addition, given the current economic and financial environment, our regulators may elect to alter standards or the interpretation of the standards used to measure regulatory compliance or to determine the adequacy of liquidity, certain risk management or other operational practices for financial services companies in a manner that impacts our ability to implement our strategy and could affect us in substantial and unpredictable ways and could have an adverse effect on our business, financial condition and results of operations.  Furthermore, the regulatory agencies have extremely broad discretion in their interpretation of the regulations and laws and their interpretation of the quality of our loan portfolio, securities portfolio and other assets.  If any regulatory agency’s assessment of the quality of our assets differs from our assessment, we may be required to take additional charges that would have the effect of materially reducing our earnings, capital ratios and stock price.

The U.S. Congress passed the Dodd-Frank Act on July 21, 2010, which includes sweeping changes in the banking regulatory environment.  The Dodd-Frank Act will change our primary regulator and may, among other things, restrict or increase the regulation of certain of our business activities and increase the cost of doing business.  While many of the provisions in the Dodd-Frank Act are aimed at financial institutions significantly larger than us, and some will affect only institutions with different charters than us or institutions that engage in activities in which we do not engage, it will likely increase our regulatory compliance burden and may have other adverse effects on us, including increasing the costs associated with our regulatory examinations and compliance measures. We are closely monitoring all relevant sections of the Dodd-Frank Act to ensure continued compliance with laws and regulations. While the ultimate effect of the Dodd-Frank Act on us cannot be determined yet, the law is likely to result in increased compliance costs and fees paid to regulators, along with possible restrictions on our operations.

Further, the U.S. Congress and state legislatures and federal and state regulatory authorities continually review banking laws, regulations and policies for possible changes. Changes to statutes, regulations or regulatory policies, including interpretation and implementation of statutes, regulation or policies, including the Dodd-Frank Act, could affect us in substantial and unpredictable ways, including limiting the types of financial services and products we may offer or increasing the ability of non-banks to offer competing financial services and products. While we cannot predict the regulatory changes that may be borne out of the current economic crisis, and we cannot predict whether we will become subject to increased regulatory scrutiny by any of these regulatory agencies, any regulatory changes or scrutiny could increase or decrease the cost of doing business, limit or expand our permissible activities, or affect the competitive balance among banks, credit unions, savings and loan associations and other institutions. We cannot predict whether additional legislation will be enacted and, if enacted, the effect that it, or any regulations, would have on our business, financial condition or results of operations.

We could be materially and adversely affected if we or any of our officers or directors fail to comply with bank and other laws and regulations.

The Company and the Bank are subject to extensive regulation by U.S. federal and state regulatory agencies and face risks associated with investigations and proceedings by regulatory agencies, including those that we may believe to be immaterial.  Like any corporation, we are also subject to risk arising from potential employee misconduct, including non-compliance with our policies.  Any interventions by authorities may result in adverse judgments, settlements, fines, penalties, injunctions, suspension or expulsion of our officers or directors from the banking industry or other relief.  In addition to the monetary consequences, these measures could, for example, impact our ability to engage in, or impose limitations on, certain of our businesses.  The number of these investigations and proceedings, as well as the amount of penalties and fines sought, has increased substantially in recent years with regard to many firms in the industry.  Significant regulatory action against us or our officers or directors could materially and adversely affect our business, financial condition or results of operations or cause us significant reputational harm, which could seriously harm our business.

Changes in interest rates could have a material adverse effect on our operations.

The operations of financial institutions such as the Bank are dependent to a large extent on net interest income, which is the difference between the interest income earned on interest earning assets such as loans and investment securities and the interest expense paid on interest bearing liabilities such as deposits and borrowings. Approximately 47% of our loans were variable rate loans as of December 31, 2010, which means that our interest income will generally decrease in lower interest rate environments and rise in higher interest rate environments. Changes in the general level of interest rates can affect our net interest income by affecting the difference between the weighted average yield earned on our interest earning assets and the weighted average rate paid on our interest bearing liabilities, or interest rate spread, and the average life of our interest earning assets and interest bearing liabilities.  Changes in interest rates also can affect our ability to originate loans; the value of our interest earning assets; our ability to obtain and retain deposits in competition with other available investment alternatives; and the ability of our borrowers to repay adjustable or variable rate loans.  Interest rates are highly sensitive to many factors, including governmental monetary policies, domestic and international economic and political conditions and other factors beyond our control.  In particular, the Company had $83.1 million of investment securities at December 31,

2010, all of which were classified as available for sale.  At December 31, 2010, the investment securities portfolio had a net unrealized loss of $2.3 million.  A significant and prolonged increase in interest rates will have a material adverse effect on the fair value of our investment securities portfolio and, accordingly, our stockholders’ equity.  Our results of operations may be adversely affected during any period of changes in interest rates due to a number of factors which can have a material adverse impact on the Bank’s interest rate risk position.  Such factors include among other items, call features and interest rate caps and floors on various assets and liabilities, prepayments, the current interest rates on assets and liabilities to be repriced in each period, and the relative changes in interest rates on different types of assets and liabilities.

We may incur increased employee benefit costs which could have a material adverse effect on our financial condition and results of operations.

The Bank is a participant in the multiemployer Pentegra Defined Benefit Plan (the “Defined Benefit Plan”).  The Defined Benefit Plan is non-contributory and covers all qualified employees.  Since the Defined Benefit Plan is a multiemployer plan, contributions of participating employers are commingled and invested on a pooled basis without allocation to specific employers or employees.  On April 30, 2010, the Board of Directors of the Bank elected to freeze the Defined Benefit Plan effective July 1, 2010, eliminating all future benefit accruals for participants in the Defined Benefit Plan and closing the Defined Benefit Plan to new participants as of that date.  After July 1, 2010, the Bank will continue to incur costs consisting of administration and Pension Benefit Guaranty Corporation insurance expenses as well as amortization charges based on the funding level of the Defined Benefit Plan.  The level of amortization charges is determined by the Defined Benefit Plan’s funding shortfall, which is determined by comparing Defined Benefit Plan liabilities to Defined Benefit Plan assets.  Based on the level of interest rates and Defined Benefit Plan assets, the funding shortfall increased, resulting in increased amortization charges effective July 1, 2010.  Future pension funding requirements, and the timing of funding payments, may be subject to changes in legislation.  Further amortization charges could have a material adverse effect on our financial condition and results of operations.

We face strong competition that may adversely affect our profitability.

We are subject to vigorous competition in all aspects and areas of our business from banks and other financial institutions, including savings and loan associations, savings banks, finance companies, credit unions and other providers of financial services, such as money market mutual funds, brokerage firms, consumer finance companies and insurance companies.  We also compete with non-financial institutions, including retail stores that maintain their own credit programs and governmental agencies that make available low cost or guaranteed loans to certain borrowers.  Many of our competitors are larger financial institutions with substantially greater resources, lending limits and larger branch systems.  These competitors may be able to achieve economies of scale and, as a result, may offer a broader range of products and services as well as better pricing for those products and services than we can. Competition from both bank and non-bank organizations will continue. Our inability to compete successfully could adversely affect our profitability, which, in turn, could have a material adverse effect on our financial condition and results of operation.

Our ability to successfully compete may be reduced if we are unable to make technological advances.

The banking industry is experiencing rapid changes in technology.  In addition to improving customer services, effective use of technology increases efficiency and enables financial institutions to reduce costs.  As a result, our future success will depend in part on our ability to address our customers’ needs by using technology.  We may be unable to effectively develop new technology-driven products and services and may be unsuccessful in marketing these products to our customers.  Many of our competitors have greater resources than we have to invest in technology. Any failure to keep pace with technological change affecting the financial services industry could have a material adverse impact on our business and, in turn, our financial condition and results of operation.

We are subject to security and operational risks relating to our use of technology that could damage our reputation and our business.

Security breaches in our internet banking activities could expose us to possible liability and damage our reputation.  Any compromise of our security also could deter customers from using our internet banking services that involve the transmission of confidential information.  We rely on standard internet security systems to provide the security and authentication necessary to effect secure transmission of data.  These precautions may not protect our systems from compromises or breaches of our security measures that could result in damage to our reputation and our business.  Additionally, we outsource our data processing to a third party.  If our third party provider encounters difficulties or if we have difficulty in communicating with such third party, it could significantly affect our ability to adequately process and account for customer transactions, which could significantly affect our business operations.  The Bank has never incurred a material security breach nor encountered any significant down time with our outsourced partners. The occurrence of any failures, interruptions or security breaches of our systems could damage our reputation, result in loss of customer business, subject us to additional regulatory scrutiny or expose us to civil litigation and possible financial liability, any of which could have a material adverse effect on our financial condition and results of operation.

Risks Related to Ownership of Our Common Stock

The trading volume of our Common Stock is lower than that of other financial services companies and the market price of our Common Stock may fluctuate significantly, which can make it difficult to sell shares of our Common Stock at times, volumes and prices attractive to our stockholders.

Our Common Stock is listed on the NASDAQ Global Market under the symbol “FFBH.” The average daily trading volume for shares of our Common Stock is lower than larger financial institutions.  There is no guarantee that an active trading market for our Common Stock will develop or be sustained after the Rights Offering. Trading volume may also remain low as a result of the Bear State’s acquisition of a majority stake in the Company. Because the trading volume of our Common Stock is lower, and thus has substantially less liquidity than the average trading market for many other publicly traded companies, sales of our Common Stock may place significant downward pressure on the market price of our Common Stock.  In addition, market value of thinly traded stocks can be more volatile than stocks trading in an active public market.

The market price of our Common Stock has been volatile in the past and may fluctuate significantly as a result of a variety of factors, many of which are beyond our control.  These factors include, in addition to those described in “Cautionary Statement About Forward Looking Statements”:

•             actual or anticipated quarterly or annual fluctuations in our operating results, cash flows and financial condition;

•             changes in earnings estimates or publication of research reports and recommendations by financial analysts or actions taken by rating agencies with respect to us or other financial institutions;

•             speculation in the press or investment community generally or relating to our reputation or the financial services industry;

•             strategic actions by us or our competitors, such as acquisitions, restructurings, dispositions or financings;

•             fluctuations in the stock price and operating results of our competitors;

•             future issuances or re-sales of our equity or equity-related securities, or the perception that they may occur;

•             proposed or adopted regulatory changes or developments;

•             anticipated or pending investigations, proceedings, or litigation or accounting matters that involve or affect us;

•             domestic and international economic factors unrelated to our performance; and

•             general market conditions and, in particular, developments related to market conditions for the financial services industry.

In addition, in recent years, the stock markets in general have experienced extreme price and volume fluctuations, and market prices for the stock of many companies, including those in the financial services sector, have experienced wide price fluctuations that have not necessarily been related to operating performance.  This is due, in part, to investors’ shifting perceptions of the effect of changes and potential changes in the economy on various industry sectors.  This volatility has had a significant effect on the market price of securities issued by many companies, including for reasons unrelated to their performance or prospects.  These broad market fluctuations may adversely affect the market price of our Common Stock, notwithstanding our actual or anticipated operating results, cash flows and financial condition.  We expect that the market price of our Common Stock will continue to fluctuate due to many factors, including prevailing interest rates, other economic conditions, our operating performance and investor perceptions of the outlook for us specifically and the banking industry in general.

As a result of the lower trading volume of our Common Stock and its susceptibility to market price volatility, our stockholders may not be able to resell their shares at times, volumes or prices they find attractive.

As a result of the First Closing, Bear State holds a controlling interest in our Common Stock and may have interests that differ from the interests of our other stockholders.

Bear State currently owns approximately [•]% of our Common Stock (after taking into account the exercise of the Investor Warrant and assuming the Rights Offering is fully subscribed) and has designated four of seven representatives on our Board of Directors. As a result, Bear State will be able to determine our corporate and management policies and determine the outcome of any corporate transaction or other matter submitted to our stockholders for approval. Such transactions may include mergers and acquisitions, sales of all or some of the Company’s assets or purchases of assets, and other significant corporate transactions. Bear State also has sufficient voting power to amend our organizational documents.

The interests of Bear State may differ from those of our other stockholders, and it may take actions that advance its interests to the detriment of our other stockholders. Additionally, Bear State is in the business of making investments in or acquiring financial institutions and may, from time to time, acquire and hold interests in businesses that compete directly or indirectly with us. Bear State may also pursue, for its own account, acquisition opportunities that may be complementary to our business, and as a result, those acquisition opportunities may not be available to us.

This concentration of ownership could also have the effect of delaying, deferring or preventing a change in our control or impeding a merger or consolidation, takeover or other business combination that could be favorable to the other holders of our Common Stock, and the market price of our Common Stock may be adversely affected by the absence or reduction of a takeover premium in the trading price.

As a controlled company, we are exempt from certain NASDAQ corporate governance requirements, and holders of our Common Stock may not have all the protections that these rules are intended to provide.

Our Common Stock is currently listed on the NASDAQ Global Market. NASDAQ generally requires a majority of directors to be independent and requires independent director oversight over the nominating and executive compensation functions. However, under NASDAQ’s rules, if an individual or another entity owns more than 50% of the voting power for the election of directors of a listed company, that company is considered a “controlled company” and exempt from rules relating to independence of the board of directors and the compensation and nominating committees. We are a controlled company because Bear State owns more than 50% of our voting power for the election of directors. Accordingly, we are exempt from certain corporate governance requirements, and holders of our Common Stock may not have all the protections that these rules are intended to provide.

There is a risk that we may be unable to continue our compliance with NASDAQ’s listing requirements which could adversely affect the market liquidity of our Common Stock.

Our Common Stock is listed on the NASDAQ Global Market. As a NASDAQ Global Market listed company, we are required to comply with the continued listing requirements of the NASDAQ Marketplace Rules to maintain our listing status. Further, pursuant to the terms of the Investment Agreement, we are obligated to take all steps necessary to prevent our Common Stock from being delisted from the NASDAQ Global Market.  In order to maintain our listing status, we must satisfy minimum financial and other requirements including, without limitation, maintaining at least 750,000 shares held by non-affiliate stockholders of the Company (“Publicly Held Shares”).  Additionally, we are required to maintain a market value of Publicly Held Shares of at least $5 million and the failure to do so for 30 consecutive business days would be a violation of the listing standard.  As result of the effectiveness of the Reverse Split, our Publicly Held Shares and the market value of such shares fell below the requisite thresholds.  While we anticipate that the issuance of additional Publicly Held Shares in the Rights Offering will cure the foregoing deficiencies there can be no assurance that the Rights Offering will result in the intended benefits described above, that our Publicly Held Shares and that the market price of our Publicly Held Shares will increase following the Rights Offering or that the market price of our Publicly Held Shares will not decrease in the future.  In addition, there can be no assurance that the Company will otherwise be able to comply with other applicable listing requirements in order to maintain its listing on the NASDAQ Global Market.  Failing to maintain our Common Stock’s listing on the NASDAQ Global Market could adversely affect the market liquidity of our Common Stock, our ability to comply with the terms of the Investment Agreement, and the value of your investment.  We intend to actively monitor the number and market value of our Publicly Held Shares and will consider available options to resolve the deficiency and regain compliance with the NASDAQ requirements in the event the Rights Offering does not achieve such result.

We are prohibited from paying dividends or repurchasing Common Stock and may not be able to resume such activities even if permitted by our regulators.

Under the Company Order, we may not pay dividends on our Common Stock or repurchase shares of our Common Stock without the prior written non-objection of the OTS.  We cannot determine at this time if or when we would be able to pay dividends or repurchase shares of our Common Stock even if we are allowed to do so by our regulators.  Any future payment of any dividends on both our Common Stock and any preferred stock and any repurchases of our Common Stock, will be dependent upon, among other things, our regulatory capital requirements, our financial condition, liquidity, results of operations, and cash flow, tax considerations, statutory, regulatory and contractual prohibition and other limitations, and general economic conditions.

Your shares of Common Stock will not be an insured deposit and are subject to substantial investment risk.

Your investment in our Common Stock will not be a savings or deposit account or other obligation of the Bank and will not be insured or guaranteed by the FDIC or any other governmental agency.  Investment in our Common Stock is inherently risky for the reasons described in this “Risk Factors” section, elsewhere in this prospectus and in the documents incorporated by reference and is subject to the same market forces that affect the market price of common stock of any company.  As a result, you may lose some or all of your investment.

Anti-takeover provisions could negatively impact our stockholders.

Provisions of Texas law and provisions of our amended articles of incorporation and bylaws, including (i) the Texas business combination statute being applicable to our business combinations, (ii) business combinations with affiliated shareholders requiring the affirmative vote of at least 80% of the voting power of our then outstanding capital stock and the affirmative vote of at least a majority of the voting power of our then outstanding capital stock, excluding shares held by affiliated shareholders, (iii) our ability to issue preferred stock without stockholders approval, (iv) the classification of our Board of Directors, and (v) the removal of directors for cause with at least a majority of the voting power of our then outstanding capital stock, may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in his or her best interest, including those attempts that might result in a premium over the market price for the Common Stock.

Risks Related to the Rights Offering

The subscription price determined for the Rights Offering is not necessarily an indication of the fair value of our Common Stock.

The price of the shares offered in the Rights Offering was set to equal the price paid by Bear State in the First Closing.  This price is not necessarily related to our book value, tangible book value, multiple of earnings or any other established criteria of fair value and may or may not be considered the fair value of our Common Stock to be offered in the Rights Offering.  After the completion of the Rights Offering, our Common Stock may trade at prices below the subscription price, and you may not be able to sell your shares at a price equal to or greater than the subscription price or at all.

The market price of our Common Stock may decline during the Rights Offering to a price less than the subscription price.

The market price of our Common Stock may decline during the Rights Offering to a price less than the subscription price.  If that occurs, the subscription rights given to stockholders in the Rights Offering will be “underwater,” meaning that shares available in the Rights Offering will cost more to buy than shares of our Common Stock available at prevailing market rates.  The subscription price will not be changed in response to fluctuations in the market price of our Common Stock.

If you exercise your Rights, you commit to purchasing the shares of Common Stock at the designated subscription price and you may not revoke or change your exercise of your Rights even if the public trading market price of such shares decreases below the subscription price or you learn information about us that you consider unfavorable.

Your exercise of Rights to purchase shares of our Common Stock is irrevocable, unless we are required by law to permit such revocation. If you exercise your Rights and, afterwards, the market price of our Common Stock decreases below the subscription price, you will have committed to buying shares of our Common Stock at a price above the prevailing market price and could have an immediate unrealized loss.  However, notwithstanding any election forms received from participants (and other account holders) in the 401(k) Plan regarding the exercise of their Rights held by (or through) the 401(k) Plan, no Rights held by (or through) the 401(k) Plan will be exercised if the per share public trading price of our Common Stock is not greater than or equal to the subscription price on [•][•], 2011. For additional information, see “The Rights Offering—Special Instructions for Participants in Our 401(k) Plan.”  Our Common Stock is currently listed for trading on the NASDAQ Global Market under the ticker symbol “FFBH,” and the last reported price of our Common Stock on the NASDAQ Global Market on [•][•], 2011 was $[•] per share.

If you do not exercise your Rights, your percentage ownership will be diluted.

We will issue up to 2,908,071 shares of Common Stock in the Rights Offering, or in a private placement to Bear State pursuant to its commitment in the Investment Agreement to backstop the Rights Offering.  If you choose not to exercise your Basic Subscription Rights prior to the expiration of the Rights Offering, or you exercise less than all of your rights and other stockholder fully exercise their rights or a greater proportion of their rights than you exercise, your percentage ownership in our Common Stock will be diluted relative to stockholders who exercise their Rights and Bear State.

If you do not act promptly and follow the subscription instructions, your exercise of Rights will be rejected.

If you desire to purchase shares in the Rights Offering, you must act promptly to ensure that the subscription agent actually receives all required forms and payments, and that all payments clear, before the expiration of the Rights Offering at 5:00 p.m., Eastern Time, on the Expiration Date.  If you are a beneficial owner of shares, you must act promptly to ensure that your broker, dealer, custodian bank or other nominee acts for you and that the subscription agent receives all required forms and payments before the Rights Offering expires.  We are not responsible if your nominee fails to ensure that the subscription agent receives all required forms and payments before the Rights Offering expires.  If you fail to complete and sign the required subscription forms, send an incorrect payment amount or a payment does not clear prior to the Expiration Date, or otherwise fail to follow the subscription procedures that apply to the exercise of your Rights before the Rights Offering expires, the subscription agent will reject your subscription or accept it only to the extent of the payment received.  Neither we nor our subscription agent undertakes any responsibility or action to contact you concerning an incomplete or incorrect subscription form or payment, nor are we under any obligation to correct such forms or payment.  We have the sole discretion to determine whether a subscription exercise properly complies with the subscription procedures.

If you desire to purchase shares in the Rights Offering through your Rights that are held in your 401(k) Plan account, you must elect what amount (if any) of your Rights held in such account that you would like to exercise by properly completing the special election form, called the “First Federal Bancshares of Arkansas, Inc. Employees’ Savings and Profit Sharing Plan & Trust Non-Transferable Subscription Rights Election Form” provided to you by the Company. You must return your properly completed 401(k) Plan Participant Election Form to the Company as prescribed in the instructions accompanying the 401(k) Plan Participant Election Form. Your 401(k) Plan Participant Election Form must be received by the 401(k) Deadline, which is 5:00 p.m., Eastern Time on [•] [•], 2011, and which is 5 business days prior to the Expiration Date. If your 401(k) Plan Participant Election Form is not received by the 401(k) Deadline, your election to exercise your Rights that are held in your 401(k) Plan account will not be effective. The 401(k) Deadline is a special deadline that applies to participants (and other account holders) in the 401(k) Plan (notwithstanding the Expiration Date set forth in this prospectus for Rights holders generally) and solely with respect to the shares of our Common Stock held through the 401(k) Plan as of the Record Date. Any Rights credited to your 401(k) Plan account will expire unless they are properly exercised by the 401(k) Deadline. If you elect to exercise some or all of the Rights in your 401(k) Plan account, you must also ensure that you indicated on your 401(k) Plan Participant Election Form a sufficient amount of your current investments to be liquidated in full satisfaction of your subscription payment.

Also note that, notwithstanding any election that you make regarding the exercise of the Rights held by your 401(k) Plan account, your Rights will not be exercised with respect to shares held through the 401(k) Plan if the per share public trading price of our Common Stock is not greater than or equal to the subscription price on [•][•], 2011. For additional information, see “The Rights Offering—Special Instructions for Participants in Our 401(k) Plan.”

Our 401(k) Plan, which is receiving Rights, is not permitted to acquire, hold or dispose of subscription rights absent an exemption from the DOL.

The 401(k) Plan is receiving Rights with respect to the shares of Common Stock held by the 401(k) Plan on behalf of the participants (and other account holders) as of the Record Date even though 401(k) plans and other plans subject to ERISA, such as ours, are not permitted under ERISA or Section 4975 of the Code to acquire, hold or dispose of Rights absent an exemption from the DOL. We are submitting a request to the DOL that an exemption be granted on a retroactive basis, effective to the commencement of the Rights Offering, with respect to the acquisition, holding and exercise of the Rights by the 401(k) Plan and its participants (and other account holders); however, the DOL may deny our exemption application. If our exemption request is denied by the DOL, the DOL may require us to take appropriate remedial action and the IRS and DOL could impose certain taxes and penalties on us.

You will not be able to sell the shares of Common Stock you buy in the Rights Offering until the shares you elect to purchase are issued to you.

If you purchase shares in the Rights Offering by submitting the required forms and payment, we will mail you a direct registration account statement or, upon request, a stock certificate as soon as practicable following the consummation of the Rights Offering.  If your shares are held by a broker, dealer, custodian bank or other nominee and you purchase shares, your account with your nominee will be credited by your nominee.  Until the shares of Common Stock you elect to purchase are issued to you by delivery of a direct registration account statement or by a credit to your account by your nominee, as applicable, you may not be able to sell your shares even though the shares of Common Stock issued in the Rights Offering will be listed for trading on the NASDAQ Global Market.  The stock price may decline between the time you decide to sell your shares and the time you are actually able to sell your shares to a price less than the subscription price, and you may not be able to sell your shares at a price equal to or greater than the subscription price or at all.

This Rights Offering may cause the market price of our Common Stock to decrease.

Depending upon the trading price of our Common Stock at the time of commencement of the Rights Offering, together with the number of shares of Common Stock we will issue in connection with the Rights Offering (including those that could be issued to Bear State pursuant to its backstop commitment), the Rights Offering may cause the price of our Common Stock to decrease, and it may continue to decrease following expiration of the Rights Offering.  If the holders of our Common Stock purchased in the Rights Offering choose to sell some or all of those shares, the resulting sales could further depress the market price of our Common Stock.

The future price of our Common Stock may be less than the $3.00 post-Reverse Split per share subscription price in the Rights Offering, and you may not be able to sell your shares at a price equal to or greater than the subscription price or at all.

If you exercise your Rights to purchase shares of Common Stock in the Rights Offering, you may not be able to sell them later at or above the $3.00 post-Reverse Split per share subscription price in the Rights Offering.  The actual market price of our Common Stock could be subject to wide fluctuations in response to numerous factors, some of which are beyond our control.

Because our Board of Directors and management will have broad discretion over the use of the net proceeds from the Rights Offering, you may not agree with how we use the proceeds, and we may not invest the proceeds successfully or apply the proceeds effectively.

While we currently anticipate that we will use a significant portion of the net proceeds of the Rights Offering to make capital contributions to the Bank and for other general corporate purposes, our Board of Directors and our management may allocate the proceeds as it deems appropriate.  In addition, market factors may require our management to allocate portions of the proceeds for other purposes.  Accordingly, you will be relying on the judgment of our Board of Directors and our management with regard to the use of the proceeds of the Rights Offering, and you will not have the opportunity, as part of your investment decision, to influence how the proceeds are being used.  If we invest the proceeds pending application of the funds, it is possible that the proceeds will be invested in a way that does not yield a favorable, or any, return for us.  Our failure to apply these funds effectively could adversely affect our business by reducing our return on equity and inhibiting our abilities to expand or raise additional capital in the future.

The Rights are not transferable and there is no market for the Rights.

You may not sell, give away or otherwise transfer your Rights.  The Rights are only transferable by operation of law.  Because the Rights are non-transferable, there is no market or other means for you to directly realize any value associated with the Rights.  The exercise of the Rights is the only possible means to realize any potential value from your Rights.

We may cancel the Rights Offering at any time prior to the expiration of the Rights Offering, and neither we nor the subscription agent will have any obligation to you except to return your subscription payments, without interest or penalty.

We may, with the written agreement of Bear State, decide not to continue with the Rights Offering or cancel the Rights Offering prior to the expiration of the Rights Offering.  If the Rights Offering is cancelled, all subscription payments received by the subscription agent from you will be returned to you, without interest or penalty, as soon as practicable.

If Legacy Stockholders choose not to exercise their Rights in the Rights Offering, and if Bear State’s purchase of the unsold shares offered in the Rights Offering (the “Second Closing”) does not occur, we may not accomplish our goal of raising gross proceeds of approximately $8.7 million through the Rights Offering and Bear State’s backstop commitment.

The Investment Agreement provides for certain additional conditions in order for the Second Closing and Bear State’s backstop commitment to be effected, including:  (i) the Rights Offering must have been consummated; (ii) the Company must have received (or shall have received concurrently with the Second Closing) proceeds in the aggregate amount of not less than $55,000,000 from the Bear State Investment and the Rights Offering; (iii) there shall have been no law or regulation or any governmental decree or order prohibiting the Second Closing or restricting Bear State from owning or voting any shares of Common Stock; and (iv) the Company shall have satisfied certain financial and performance metrics set forth in the Investment Agreement.  If these conditions are not met, Bear State will not be obligated to purchase any shares of our Common Stock through the backstop commitment and the Second Closing will not occur.

The Second Closing will not occur until after the Rights Offering is completed.  If the conditions to consummate the Second Closing are not satisfied, and holders of our Common Stock do not exercise their Rights in the Rights Offering, we may not accomplish our goal of raising gross proceeds of approximately $8.7 million through the Rights Offering and Bear State’s backstop commitment, and this aspect of the Company’s Recapitalization Plan will fail.

PLAN OF DISTRIBUTION

On or about [•][•], 2011, we will distribute at no cost the Rights to our stockholders of record as of 5:00 p.m., Eastern Time, on March 23, 2011.  If you wish to exercise your Rights, you must timely comply with the exercise procedures described in “Terms of the Offering—Method of Exercising Rights.”

We have agreed to pay the subscription agent customary fees plus certain expenses in connection with the Rights Offering.  We have not employed any brokers, dealers or underwriters in connection with the solicitation of exercise of Rights.  Except as described in this section, we are not paying any other commissions, underwriting fees or discounts in connection with the Rights Offering.

If you are the record holder, we will mail you a direct registration account statement as soon as practicable following the closing of the Rights Offering.  After you receive the direct registration account statement, you may request a stock certificate representing the shares of our Common Stock purchased by you in the Rights Offering.  If your shares are held by a broker, dealer, custodian bank or other nominee and you purchase shares in the Rights Offering, your account with your nominee will be credited by your nominee. Shares of our Common Stock issued in connection with the Rights Offering will be listed on the NASDAQ Global Market under “FFBH”.

Some of our employees may solicit responses from you as a holder of Rights, but we will not pay our employees any commissions or compensation for these services other than their normal employment compensation.  We estimate that our total expenses in connection with the Rights Offering will be $[•].

If you have any questions, you should contact the subscription agent as provided in “Terms of the Offering—Subscription Agent.”

USE OF PROCEEDS

Assuming the sale of 2,908,071 shares at $3.00 per share (or $0.60 per share pre-Reverse Split), through the Rights Offering or to Bear State pursuant to their commitment in the Investment Agreement to backstop the Rights Offering in a private placement, we estimate that the net proceeds from the sale of our Common Stock in this offering, after deducting the subscription agent’s fees and estimated expenses, will be approximately $8.5 million.

We are conducting the Rights Offering because we are required to do so under the terms of the Investment Agreement.  See “Prospectus Summary—Recapitalization Plan” above.  The purpose of the Rights Offering is to give our Legacy Stockholders the opportunity to purchase shares of our Common Stock at the same price Bear State is purchasing our Common Stock in connection with the Bear State Investment and thereby participate in the Company’s Recapitalization Plan.  We intend to contribute a significant portion of the net proceeds, approximately $8.5 million, from the Rights Offering to the Bank as a capital contribution.  The Bank will use the proceeds to bolster its regulatory capital in compliance with the Bank Order and to address its classified assets.  The balance of the net proceeds from the Rights Offering will be used by the Company for general corporate purposes.

CAPITALIZATION AND PRO FORMA FINANCIAL INFORMATION

The following tables contain certain financial information as of December 31, 2010 and for the year ended December 31, 2010:

•             on an actual basis; and

•             on a pro forma, as adjusted, basis to give effect to the Recapitalization Plan (which includes the Reverse Split; the First Closing, which includes the issuance of the First Closing Shares and the Investor Warrant, and the redemption of our Series A Preferred Stock and the TARP Warrant; and the Rights Offering).

These tables should be read together with our historical consolidated financial statements and Management’s Discussion and Analysis, which appears in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, which is incorporated herein by reference.

FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.

Pro Forma Statement of Financial Condition

	As of December 31, 2010 (In thousands, except per share data)
	As Reported	Adjustments from Reverse Split and First Closing (1)		Subtotal	Adjustments from Rights Offering (1)		Pro Forma (1)
ASSETS

Cash and cash equivalents	$36,407	$39,903	(2)	$76,310	$8,545	(2)	$84,855
Investment securities available for sale	83,106	—		83,106	—		83,106
Federal Home Loan Bank stock	1,257	—		1,257	—		1,257
Loans receivable net of allowance of $31,084	381,343	—		381,343	—		381,343
Loans held for sale	4,502	—		4,502	—		4,502
Accrued interest receivable	2,545	—		2,545	—		2,545
Real estate owned, net	44,706	—		44,706	—		44,706
Office properties and equipment, net	22,237	—		22,237	—		22,237
Cash surrender value of life insurance	21,444	—		21,444	—		21,444
Prepaid expenses and other assets	2,499	(348	)(2)	2,151	—		2,151

TOTAL ASSETS	$600,046	$39,555		$639,601	$8,545		$648,146

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Deposits	$541,800	$—		$541,800	$—		$541,800
Other borrowings	18,193	—		18,193	—		18,193
Advance payments by borrowers for taxes and insurance	726	—		726	—		726
Other liabilities	3,207	(950	)(3)	2,257	—		2,257
Total liabilities	563,926	(950)		562,976	—		562,976

STOCKHOLDERS’ EQUITY
Preferred stock	$16,261	(16,261)		$—	$—		$—
Common Stock	48	116		164	29		193
Additional paid-in capital — Common Stock	26,796	52,781		79,577	8,516		88,093
Additional paid-in capital — Investor Warrant	—	2,800	(4)	2,800	—		2,800
Other comprehensive loss	(2,320)	—		(2,320)	—		(2,320)
Retained earnings (deficit)	(4,665)	1,069		(3,596)	—		(3,596)
Total stockholders’ equity	36,120	40,505		76,625	8,545		85,170

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$600,046	$39,555		$639,601	$8,545		$648,146

Book value per common share (5)	$4.10	—		$4.67	$—		$4.41

Tangible common equity to total assets	3.31%			11.98%			13.14%

(Footnotes on following page.)

(1)	The following table illustrates the impact of each of the proposed transactions on the statement of financial condition as of December 31, 2010, as reported ($ in thousands):

	Common Shares Outstanding	Cash	Other Assets	Other Liabilities	Preferred Stock	Common Stock	APIC Common Stock	APIC Investor Warrant	Retained Earnings (Deficit)
Beginning amounts	$4,846,785	$36,407	$2,499	$3,207	$16,261	$48	$26,796	$—	$(4,665)
Reverse Split	(3,877,428)	—	—	—	—	(38)	38	—	—
First Closing Shares and Investor Warrant	15,425,262	40,276		(950)	(16,261)	154	53,464	2,800	1,069
Cash transaction costs		(373)	(348)		—	—	(721)		—
	16,394,619	76,310	2,151	2,257	—	164	79,577	2,800	(3,596)
Rights Offering	2,908,071	8,724	—	—		29	8,695	—	—
Cash transaction costs	—	(179)	—	—	—	—	(179)	—	—
	$19,302,690	$84,855	$2,151	$2,257	$—	$193	$88,093	$2,800	$(3,596)

(2)

Cash proceeds assumes $40.3 million of cash received, before deducting transaction costs, from the issuance and sale of the First Closing Shares to Bear State and $8.7 million of cash received, before deducting transaction costs, from the Rights Offering.  Estimated transaction costs for the First Closing Shares and the Rights Offering are $721,000 and $179,000, respectively, of which $348,000 of transaction costs had already been paid in cash through December 31, 2010 and is reflected as a component of Other Assets above.

(3)	Represents $930,000 of accrued preferred stock dividends and $20,000 of accrued interest on the unpaid preferred stock dividends.
(4)

The Investor Warrant was valued for financial reporting purposes using the Black-Scholes option pricing model. The estimated option value per share of $1.40 was based on the following assumptions: stock price and exercise price $3.00, term 3 years, dividend yield of zero, risk free rate of 1.50% and volatility of 70%.

(5)

Book value per common share is calculated based on common shares outstanding as noted in the table above, which do not include the 2 million shares of our Common Stock issuable upon the exercise of the Investor Warrant.

The following tables illustrate the potential dilutive effect and impact on stockholders’ equity of the Reverse Split, the Bear State Investment and the Rights Offering:

	Number of Shares (1)	Percent of Beneficial Ownership Prior to the First Closing and Rights Offering	Percent of Beneficial Ownership After the First Closing	Percent of Beneficial Ownership After the First Closing and Rights Offering
Shares of Common Stock issued and outstanding as of December 31, 2010	969,357	100%	5.3%	4.6%

Shares of Common Stock issued to Bear State in the First Closing (2)	17,425,262	0%	94.7%	81.8%

Shares of Common Stock issuable in conjunction with Rights Offering (3)	2,908,071	0%	—	13.6%

Total	21,302,690	100%	100%	100%

(1)	Shares are reflected post-Reverse Split.
(2)	Includes the Investor Warrant of 2 million shares.
(3)

This table assumes the Rights Offering is fully subscribed by Legacy Stockholders. If no Legacy Stockholders purchase Common Stock in the Rights Offering, Bear State could own as much as 94.9% of the Common Stock. As a result, our current stockholders would own between 5.1% and 18.2% of our Common Stock following the Bear State Investment and the Rights Offering.

The following table sets forth the pro forma regulatory capital ratios for the Bank following the Recapitalization Plan and assumes an infusion of $47.3 million to the Bank from the Company.  It is assumed that $39.3 million is infused to the Bank after the First Closing Shares are issued and $8 million is infused to the Bank following the Rights Offering.  For risk-weighted asset purposes, the cash infusion into the Bank was assumed to be 50% risk-weighted.

First Federal Bank Regulatory Capital Ratios	December 31, 2010 Actual	Pro Forma as of December 31, 2010 Assuming Infusion of $39.3 million of Proceeds from the First Closing	Pro Forma as of December 31, 2010 Assuming Infusion of $47.3 million of Proceeds from the First Closing and Rights Offering

Tier 1 Leverage Ratio	6.36%	12.10%	13.18%
Tier 1 Risk Based Ratio	9.42%	18.19%	19.88%
Total Risk Based Ratio	10.72%	19.44%	21.12%

FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.

Pro Forma Statement of Operations

	For the year ended December 31, 2010 (Dollars in thousands, except per share amounts)
	As Reported	Adjustments from Reverse Split and First Closing		Subtotal	Adjustments from Rights Offering	Pro Forma

Interest income	$29,820	$—		$29,820	$—	$29,820
Interest expense	9,838	—		9,838	—	9,838
Net interest income	19,982	—		19,982	—	19,982
Provision for loan losses	6,959	—		6,959	—	6,959
Net interest income after provision for loan losses	13,023	—		13,023	—	13,023
Gain on sales and calls of investment securities	1,163	—		1,163	—	1,163
Noninterest income	8,296	—		8,296	—	8,296
Noninterest expense	26,991	(20	)(1)	26,971	—	26,971
Income (loss) before income taxes	(4,509)	20		(4,489)	—	(4,489)
Income tax provision (benefit)	(474)	—	(2)	(474)	—	(474)
Net income (loss)	(4,035)	20		(4,015)	—	(4,015)
Preferred stock dividend and discount accretion	891	(11,391	)(3)	(10,500)	—	(10,500)
Net income (loss) available to common shareholders	$(4,926)	$11,411		$6,485	$—	$6,485

Earnings (loss) per common share:
Basic	$(1.02)	$1.42		$0.40	$(.06)	$0.34
Diluted	$(1.02)	$1.37		$0.35	$(.05)	$0.30

Weighted average shares outstanding:
Basic (4)	4,846,785	11,547,834		16,394,619	2,908,071	19,302,690
Diluted (5)	4,846,785	13,547,834		18,394,619	2,908,071	21,302,690

(1)	Reflects the reversal of accrued but unpaid dividends on Series A Preferred Stock.
(2)	No tax effect of the transactions was assumed due to the Company’s $13.3 million net operating loss carryforward at December 31, 2010.
(3)

Reflects the gain on redemption of our Series A Preferred Stock, reversal of accrued but unpaid dividends on Series A Preferred Stock recognized during 2010 of $825,000, and reversal of Series A Preferred Stock discount accretion of $66,000 recognized during 2010.

(4)	Basic weighted average shares outstanding were adjusted for the impact of the Reverse Split of 3,877,428 shares, the First Closing Shares of 15,425,262, and the Rights Offering of 2,908,071 shares.
(5)	Diluted weighted average shares outstanding includes the Investor Warrant for 2,000,000 shares.

MARKET FOR COMMON STOCK AND DIVIDEND POLICY

Stock Price and Cash Dividend Information

The following table sets forth the high and low sale market prices of our Common Stock as listed on the NASDAQ Global Market, as well as cash dividends paid for the quarterly periods presented.

	Market Price*		Per Share Cash
	High	Low	Dividend*
December 31, 2010:
Fourth quarter	$1.95	$0.94	$—
Third quarter	2.30	1.64	—
Second quarter	3.90	2.60	—
First quarter	3.89	2.29	—

December 31, 2009:
Fourth quarter	$4.10	$2.17	$—
Third quarter	4.69	3.16	0.01
Second quarter	4.95	3.77	0.01
First quarter	8.25	3.40	0.01

On [•][•], 2011, following the effectiveness of the Reverse Split, the last reported sales price of our Common Stock on the NASDAQ Global Market was $[•].

*  Reflects market prices and dividends prior to effectiveness of the Reverse Split.

Number of Stockholders and Shares Outstanding

As of [•][•], 2011, there were approximately [•] stockholders of record and [•] post-Reverse Split shares of Common Stock entitled to vote and receive dividends and considered outstanding for financial reporting purposes.  The number of stockholders of record does include the number of persons or entities who hold their stock in nominee or “street” name.

Dividend Policy

Pursuant to the Company Order, our Board of Directors may not declare or pay any dividends or capital distributions on our Common Stock or repurchase such shares without the prior written non-objection of the OTS.  Even if authorized by the OTS, we have no current plans to resume dividend payments on our Common Stock.  Any future payment of any dividends on both our Common Stock and any preferred stock, will be dependent upon, among other things, our regulatory capital requirements, our financial condition, liquidity, results of operations, and cash flow, tax considerations, statutory, regulatory and contractual prohibition and other limitations, and general economic conditions.

DESCRIPTION OF CAPITAL STOCK

General

Our authorized capital stock consists of (i) 30,000,000 shares of Common Stock, $0.01 par value per share, and (ii) 5,000,000 shares of preferred stock, no par value per share.

As of [•] [•], 2011, after giving effect to the Reverse Split and the First Closing, we had issued and outstanding (i) approximately 16,394,619 shares of our Common Stock, and (ii) no shares of preferred stock.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Registrar and Transfer Company.

Common Stock

The following is a brief description of our Common Stock.  This summary does not purport to be complete in all respects.  This description is subject to and qualified in its entirety by reference to our amended articles of incorporation and bylaws, copies of which have been filed with the SEC and are also available upon request from us.

Our Common Stock is listed on the NASDAQ Global Market.

Each holder of our Common Stock is entitled to one vote for each share held on all matters with respect to which the holders of our Common Stock are entitled to vote.  A quorum for a meeting of stockholders consists of stockholder representing, in person or by proxy, a majority of our outstanding capital stock, entitled to be cast by the holders of shares of capital stock on that matter at such meeting.  With respect to any matter other than the election and removal of directors, the ability to call a special meeting and certain mergers or business combinations, the votes of a majority in interest of those present at any properly called meeting or adjourned meeting of stockholders at which a quorum is present is required to transact business.  Directors are elected by a plurality of votes cast by the shares of our Common Stock entitled to vote in the election of directors at a meeting at which a quorum is present. A director may be removed from office only with cause by an affirmative vote of not less than a majority of the votes eligible to be cast by stockholders at a duly constituted meeting of stockholders called expressly for such purpose. Special meetings of stockholders may be called by the holders of not less than 50 percent of all votes entitled to be cast on any issue proposed to be considered at such special meeting. See “—Anti-Takeover Provisions” below regarding stockholder votes for certain mergers and business combinations.

Holders of our Common Stock are not entitled to cumulative voting in the election of directors.  Our Common Stock has no preemptive sinking fund or conversion rights and is not subject to redemption.  In the event of our liquidation, dissolution or winding up or after payment of all creditors, the holders of our Common Stock (subject to the prior rights of the holders of any outstanding preferred stock) will be entitled to receive pro rata any assets distributable to holders of Common Stock based on the number of shares held by them.

Holders of our shares of Common Stock have no preemptive rights that entitle them to purchase their pro rata share of any offering of shares of any class or series and, therefore, our stockholders may not be permitted to invest in future issuances of our Common Stock and as a result will be diluted.

Pursuant to the Company Order, our Board of Directors may not declare or pay any dividends or capital distributions on our Common Stock or repurchase such shares without the prior written non-objection of the OTS.  Even if authorized by the OTS, we have no current plans to resume dividend payments on our Common Stock.  Any future payment of any dividends on both our Common Stock and any preferred stock, will be dependent upon, among other things, our regulatory capital requirements, our financial condition, liquidity, results of operations, and cash flow, tax considerations, statutory, regulatory and contractual prohibition and other limitations, and general economic conditions.

If our Board of Directors is permitted and elects to declare a dividend, the holders of shares of our Common Stock are entitled to such dividends as our Board of Directors, in its discretion, may declare out of assets lawfully available.  However, the payment of dividends on our Common Stock would be subject to any prior rights of the holders of any preferred stock.

Preferred Stock

Pursuant to our amended articles of incorporation, we have authority to issue up to 5,000,000 shares of preferred stock, no par value per share.  Our amended articles of incorporation authorize our Board of Directors to, at any time and without stockholder approval, issue one or more new series of such preferred stock, with such terms as determined by our Board of Directors in accordance with our amended articles of incorporation.  After giving effect to the First Closing, we do not have any series of preferred stock issued or outstanding.

Anti-Takeover Provisions

The provisions of Texas law and our amended articles of incorporation that we summarize below may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in his or her best interest, including those attempts that might result in a premium over the market price for the Common Stock.

Business Combination under Texas Law.  Texas law provides that, subject to certain exceptions, a Texas corporation such as us may not engage in certain business combinations, including mergers, consolidations and asset sales, with a person, or an affiliate or associate of such person, who is an “affiliated stockholder” (generally defined as the holder of 20% or more of the corporation’s voting shares) for a period of three years from the date such person became an “affiliated stockholder” unless: (1) the business combination or purchase or acquisition of shares made by the “affiliated stockholder” was approved by the board of directors of the corporation before the “affiliated stockholder” became an “affiliated stockholder” or (2) the business combination was approved by the affirmative vote of the holders of at least two-thirds of the outstanding voting shares of the corporation not beneficially owned by the “affiliated stockholder,” or an affiliate or associate of the “affiliated stockholder,” at a meeting of stockholders called for that purpose (and not by written consent), not less than six months after the “affiliated stockholder” became an “affiliated stockholder.”  This law may have the effect of inhibiting a non-negotiated merger or other business combination involving us, even if such event would be beneficial to our stockholders.

Business Combination under Our Amended Articles of Incorporation.  Our amended articles of incorporation specifies that, in addition to certain other transactions, any merger or business combination of us or any of our subsidiaries with a “related person” requires the affirmative vote of (i) holders of at least eighty percent (80%) of the shares of our then-outstanding shares of capital stock entitled to vote in the election of directors, and (ii) the affirmative vote of at least a majority of the shares of our then-outstanding shares of capital stock entitled to vote in the election of directors, excluding those shares held by the “related person.”  A “related person” is defined under our amended articles of incorporation as any person who or which is:

•             the beneficial owner, directly or indirectly, of more than 10% of the shares of our then-outstanding shares of capital stock entitled to vote in the election of directors;

•             an affiliate of the Company and who or which at any time within the two-year period immediately prior to the date of any such business combination was the beneficial owner, directly or indirectly, of 10% or more of the shares of our then-outstanding shares of capital stock entitled to vote in the election of directors; or

•             an assignee of or has otherwise succeeded to any shares of our capital stock entitled to resale which were at any time within the two-year period immediately prior to the date of any such business combination beneficially owned by any such stockholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act.

These super majority voting provisions and other conditions would not have to be met if our Board of Directors approved the business combination with the “related person” at times and by votes specified in the amended articles of incorporation.

Blank Check Preferred Stock.  Our Board of Directors can at any time, under our amended articles of incorporation and without stockholder approval, issue one or more new series of preferred stock.  In some cases, the issuance of preferred stock could discourage or make more difficult attempts to take control of us through a merger, tender offer, proxy context or otherwise.  Preferred stock with special voting rights or other features issued to persons favoring our management could stop a takeover by preventing the person trying to take control of us from acquiring enough voting shares to take control.

Classification of the Board of Directors and Removal of Directors.  Our amended articles of incorporation currently provide that our Board of Directors is divided into three classes, as nearly identical in number as the then total number of directors constituting the entire Board of Directors permits, with one class elected annually to serve for a term of three years.  Our amended articles of incorporation currently provide that, subject to the rights of any holders of any preferred stock, any director may be removed from office, but only for cause and only by the affirmative vote of not less than a majority of the votes eligible to be cast by stockholders at a duly constituted meeting of stockholders called expressly for such purpose.  The classification of our Board of Directors and the limitation on removal of directors may have the effect of making it more difficult for stockholders to change the composition of our Board of Directors even if a change in the composition of the Board of Directors were viewed as beneficial to us.  The classification of our Board of Directors and the limitation on removal of directors may also discourage a takeover of us because a stockholder with a majority interest in First Federal may have to wait for at least two consecutive annual meetings of stockholders to elect a majority of the members of our Board of Directors.

Restrictions on Ownership

Federal law generally provides that no person or company, acting directly or indirectly or through or in concert with one or more other persons, may acquire control (as defined in OTS regulations) of a savings and loan holding company, such as the Company, without the prior approval of the OTS.

TERMS OF OFFERING

The following describes the Rights Offering in general and assumes, unless specifically provided otherwise, that you are a record holder of shares of our Common Stock on the Record Date.  If you hold your shares of Common Stock through a broker, dealer, custodian bank or other nominee, please also refer to “—Notice to Brokers and Nominees” below.  If you hold shares through your 401(k) Plan account, please refer to “—Special Instructions for Participants in Our 401(k) Plan” below.

The Subscription Rights

We are distributing, at no charge, to holders of our Common Stock as of the Record Date, non-transferable Rights to purchase up to an aggregate of 2,908,071 post-Reverse Split shares of Common Stock at a price of $3.00 per share (or $0.60 per share pre-Reverse Split) in the Rights Offering.  Each Right consists of a Basic Subscription Right and an Oversubscription Privilege.  You will receive one Right for each share of Common Stock held by you of record as of 5:00 p.m., Eastern Time, on the Record Date, as adjusted to take into account the Reverse Split.  For example, if you own five (5) shares of our Common Stock as of the Record Date, then after giving effect to the Reverse Split, you would own one (1) post-Reverse Split share of our Common Stock.  The Basic Subscription Right would then entitle you to purchase three (3) post-Reverse Split shares of our Common Stock for the one (1) post-Reverse Split share of our Common Stock held by you.  If you own less than five (5) shares of our Common Stock as of the Record Date, then after giving effect to the Reverse Split, you would receive cash in lieu of fractional shares of our Common Stock and would not be entitled to a Right.  The Oversubscription Privilege will permit you, if you validly and fully exercise your Basic Subscription Rights, to subscribe for post-Reverse Split whole shares of our Common Stock that are not purchased by other Legacy Stockholders under their Basic Subscription Rights.  In the event, however, that fractional shares of Common Stock result from the application of the Oversubscription Allocation Formula to oversubscription requests, then such fractional shares will be eliminated by rounding down to the nearest whole share, with the total exercise price being adjusted accordingly.  Any excess subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable.

Your ability to purchase Common Stock in the Rights Offering is subject to an overall beneficial ownership limitation of 4.9% of our outstanding Common Stock, after giving effect to your participation in the Rights Offering and taking into account the holdings of your affiliates.  The aggregate number of shares purchased in the Rights Offering may not exceed 2,908,071 shares of Common Stock.

Basic Subscription Right

The Basic Subscription Right gives you the right to purchase three (3) new shares of Common Stock at a subscription price of $3.00 per share (or $0.60 per share pre-Reverse Split).  You may exercise all or a portion of your Rights or you may choose not to exercise any of your Rights.  You may not sell, transfer or assign your Rights.  If you do not timely and fully exercise your Basic Subscription Rights with respect to all the Rights you hold, you will not be entitled to exercise your Oversubscription Privilege to purchase any additional shares of Common Stock offered in the Rights Offering.

Oversubscription Privilege

If you timely and fully exercise your Basic Subscription Rights with respect to all the Rights you hold, you may also choose to exercise your Oversubscription Privilege to purchase a portion of any shares of Common Stock offered in the Rights Offering that other stockholders do not purchase by exercising their Basic Subscription Rights.

If sufficient shares are available for offer pursuant to the Rights Offering, we will seek to honor the oversubscription requests in full, subject to the beneficial ownership limitation of 4.9% of our outstanding Common Stock.  If oversubscription requests exceed the number of shares available, we will apply the Oversubscription Allocation Formula pursuant to which we will allocate the available shares pro rata among Rights holders exercising their Oversubscription Privilege based upon the number of shares of our Common Stock a Rights holder held on the Record Date as compared to the aggregate number of shares of our Common Stock owned on the Record Date by all Rights holders who exercise their Oversubscription Privilege.  If the application of the Oversubscription Allocation

Formula results in any Rights holder receiving a greater number of shares than the Rights holder subscribed for pursuant to the exercise of the Oversubscription Privilege, then such Rights holder will be allocated only that number of shares of Common Stock for which the holder oversubscribed, and the remaining shares will be allocated among all other Rights holders exercising the Oversubscription Privilege on the same pro rata basis described above.  Additionally, if the application of the Oversubscription Allocation Formula would result in any Rights holder exceeding, together with its affiliates, beneficial ownership of 4.9% or more of our outstanding Common Stock, then such Rights holder will be allocated only that number of shares that would result in the Rights holder acquiring the maximum number of shares permissible based on such limitation, and the remaining shares will be allocated among all other Rights holders exercising their Oversubscription Privilege on the same pro rata basis described above.  The proration process will be repeated until all available shares have been allocated. Registrar and Transfer Company, our subscription agent for this Rights Offering, will determine the oversubscription allocation based on the method described above.

To properly exercise your Oversubscription Privilege, you must deliver the Rights certificate and the subscription payment related to your Oversubscription Privilege before the Rights Offering expires.  Because we will not know the total number of available shares and how available shares will be allocated before the Rights Offering expires, in order for the exercise of your entire Oversubscription Privilege to be valid, you should deliver to the subscription agent payment in an amount equal to the aggregate subscription price for the entire number of shares that you have requested to purchase pursuant to your Oversubscription Privilege, along with payment for the exercise of your Basic Subscription Rights and all Rights certificates and other subscription documents, prior to the expiration of the Rights Offering, even if you ultimately are not allocated the full amount of your oversubscription request.

We can provide no assurances that you will actually be permitted to purchase in full the number of shares you elect to purchase through the exercise of your Oversubscription Privilege.  We will not be able to satisfy any requests for shares pursuant to the Oversubscription Privilege if all Rights holders timely and fully exercise their Basic Subscription Rights with respect to all the Rights they hold, and we will only honor an Oversubscription Privilege to the extent sufficient shares are available following the exercise of Basic Subscription Rights, subject to the pro rata allocation described above.

To the extent the aggregate subscription price of the actual number of shares allocated to you pursuant to the Oversubscription Privilege is less than the amount you actually paid to the subscription agent, the excess subscription payments will be returned to you by the subscription agent as soon as practicable, without interest or penalty, following the closing of this Rights Offering.

To the extent the amount you actually paid in connection with the exercise of the Oversubscription Privilege is less than the aggregate subscription price of the shares allocated to you pursuant to the Oversubscription Privilege, you will receive only the number of shares for which you actually paid.

Delivery of Common Stock

If you are a registered holder of Common Stock, we will mail to you a direct registration account statement detailing the number of shares of Common Stock that you have purchased in the Rights Offering as soon as practicable following the closing of the Rights Offering.  Following receipt of your direct registration account statement, you may request a stock certificate representing the shares of Common Stock that you purchased in the Rights Offering.  If you are a beneficial owner of shares that are registered in the name of a broker or other nominee, you should receive from your broker or other nominee confirmation of your purchase of shares of Common Stock in the Rights Offering.

Reasons for the Rights Offering

The economic downturn in our market areas and resulting decline in real estate values have had a material adverse effect on our financial condition and results of operations, as well as the results of operations of the Bank, our wholly-owned subsidiary.  These material adverse effects include reductions in our capital levels and the capital levels of the Bank as a result of our losses in 2010 and 2009 primarily due to expenses related to our nonperforming assets, particularly elevated loan charge-offs and increases in the provision for loan losses and real estate owned expenses.  Furthermore, as described above in “Prospectus Summary — Regulatory Enforcement Action”, we are subject to the Company Order and the Bank is subject to the Bank Order, issued by the OTS, our and the Bank’s primary regulator, requiring us to take steps to improve our and the Bank’s financial condition and results of operations, including increasing our and the Bank’s capital levels.  Due to these challenges, we have been pursuing strategic alternatives to raise capital and strengthen our balance sheet.  Our Board of Directors has worked closely with management and our advisors to evaluate potential alternatives for raising additional capital, including possibly selling Common Stock in public or private offerings, disposing of branches or related assets, and considering other strategic alternatives.

On January 27, 2011, the Company and the Bank entered into the Investment Agreement with Bear State.  Under the Investment Agreement, the Company agreed to, among other things, commence the Rights Offering following the effectiveness of the Reverse Split and the sale to Bear State of the First Closing Shares and Investor Warrant as contemplated by the Investment Agreement.

We are conducting the Rights Offering because we are required to do so under the terms of the Investment Agreement.  See “Prospectus Summary — Recapitalization Plan” above.  The purpose of the Rights Offering is to give our Legacy Stockholders the opportunity to purchase shares of our Common Stock at the same price Bear State is purchasing our Common Stock in connection with the Bear State Investment and thereby participate in the Company’s Recapitalization Plan.

Method of Exercising Rights

The exercise of Rights is irrevocable and may not be cancelled or modified.  You may exercise your Rights as follows:

Subscription by Registered Holders

If you hold shares of Common Stock in your name, the number of shares you may purchase pursuant to your Basic Subscription Rights is indicated on the enclosed Rights certificate.  You may exercise your Rights by properly completing and executing the Rights certificate and forwarding it, together with your full payment and any other required subscription documents, to the subscription agent at the address given below under “—Subscription Agent,” to be received at or before the expiration of the Rights Offering.

Subscription by Beneficial Owners

If you are a beneficial owner of shares of Common Stock that are registered in the name of a broker, dealer, custodian bank or other nominee, you will not receive a Rights certificate.  Instead, we will issue one Right to the nominee record holder for each share of Common Stock, as adjusted to take into account the Reverse Split, that you own as of the Record Date.  If you are not contacted by your nominee, you should promptly contact your nominee in order to subscribe for shares in the Rights Offering and follow the instructions provided by your nominee.

Payment Method

As described in the instructions accompanying the Rights certificate, payments submitted by registered holders to the subscription agent must be made in U.S. currency, by one of the following two methods:

•             by an uncertified check drawn upon a U.S. bank payable to “Registrar and Transfer Company as rights agent for First Federal Bancshares of Arkansas, Inc.,” or

•             by wire transfer of immediately available funds at the following account: ABA No. 031-201-467, further credit to Account No. 200-001-814-9168 at Wachovia Bank, N.A., Avondale, Pennsylvania, with an account name of “Registrar and Transfer Company as rights agent for First Federal Bancshares of Arkansas, Inc.” Any wire transfer should clearly indicate the identity of the subscriber who is paying the Subscription Price by wire transfer.

Payments by registered holders will be deemed to have been received upon (i) clearance of any uncertified check, or (ii) receipt of collected funds in the account designated above.  If paying by uncertified check, please note that the funds paid thereby may take five or more business days to clear.  Accordingly, Rights holders who wish to pay the subscription price by means of uncertified check are urged to make payment sufficiently in advance of the expiration time to ensure that such payment is received and clears by such date.

If you hold your shares in the name of a broker, dealer, custodian bank or other nominee, separate payment instructions may apply.  Please contact your nominee, if applicable, for further payment instructions.

You should read the instruction letter accompanying the Rights certificate or the Beneficial Owner Election Form, as the case may be, carefully and strictly follow it.  DO NOT SEND RIGHTS CERTIFICATES, BENEFICIAL OWNER ELECTION FORMS OR PAYMENTS DIRECTLY TO THE COMPANY OR THE BANK.  We will not consider your subscription received until the subscription agent has received delivery of a properly completed and duly executed Rights certificate or Beneficial Owner Election Form, as the case may be, all other required subscription documents and payment of the full subscription amount.

The method of delivery of Rights certificates or Beneficial Owner Election Form, as the case may be, all other required subscription documents and payment of the subscription amount to the subscription agent will be at the risk of the holders of Rights.  If sent by mail, we recommend that you send those documents and payments by registered mail, properly insured, with return receipt requested, and that you allow a sufficient number of days to ensure delivery to the subscription agent and clearance of payment before the Rights Offering expires.

Missing, Incomplete or Incorrect Subscription Documents or Payment

If you fail to properly complete and duly sign the Rights certificate or Beneficial Owner Election Form, as the case may be, and all other required subscription documents or otherwise fail to follow the subscription procedures that apply to the exercise of your Rights before the Rights Offering expires, the subscription agent will reject your subscription or accept it only to the extent of the payment received.  Neither we nor our subscription agent accepts any responsibility to contact you concerning an incomplete or incorrect subscription document, nor are we under any obligation to correct such documents.  We have the sole discretion to determine whether a subscription exercise properly complies with the subscription procedures.

If you send a payment that is insufficient to purchase the number of shares you requested, or if the number of shares you requested is not specified in the forms, the exercise of your Rights will be given effect to the fullest extent possible based on the amount of the payment received, subject to the availability of shares and allocation procedure applicable to the exercise of the Oversubscription Privilege and the elimination of fractional shares.  Any excess subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable following the closing of the Rights Offering.

Special Instructions for Participants in Our 401(k) Plan

Rights will be allocated to any participant or other account holder (such as a beneficiary) in the 401(k) Plan whose account under the 401(k) Plan who held shares of our Common Stock as of 5:00 p.m., Eastern Time, on the Record Date, based upon the number of shares held in the account as of that time on the Record Date. Those participants (or other account holders) with 401(k) Plan accounts who are allocated Rights will have the ability to direct Pentegra Retirement Services (the “401(k) Plan Trustee”) to exercise some or all of the Rights allocable to them.

If shares of our Common Stock were held in your account under the 401(k) Plan as of 5:00 p.m., Eastern Time, on the Record Date, you will receive subscription solicitation materials from the subscription agent, which will include specific instructions for participating in the Rights Offering with respect to Rights held by the 401(k) Plan, a copy of this prospectus and a special election form, called the “First Federal Bancshares of Arkansas, Inc. Employees’ Savings and Profit Sharing Plan & Trust Non-Transferable Subscription Rights Election Form,” which we refer to herein as the “401(k) Plan Participant Election Form.” If you wish to exercise your Rights, in whole or in part, your completed 401(k) Plan Participant Election Form must be received by the Company by the 401 (k)

Deadline, which is 5:00 p.m., Eastern Time, on [•] [•], 2011, which is 5 business days prior to the Expiration Date. If your 401(k) Plan Participant Election Form is not received by the 401(k) Deadline, your election to exercise your Rights with respect to shares of our Common Stock that you hold through the 401(k) Plan will not be effective. This is a special deadline that applies to participants (and other account holders) in the 401(k) Plan (notwithstanding the different deadline set forth in this prospectus for shareholders participating in the Rights Offering generally) and solely with respect to the Rights held by the 401(k) Plan. Any Rights credited to your 401(k) Plan account will expire unless they are properly exercised by the 401(k) Deadline. You should receive the 401(k) Plan Participant Election Form with the other offering materials related to the Rights Offering. If you do not receive this form, and you believe you are entitled to participate in the Rights Offering with respect to shares you hold under the 401(k) Plan, you should contact the subscription agent by calling (800) 368-5948 (toll free).

If you elect to exercise some or all of the Rights in your 401(k) Plan account, you must ensure that the amount allocated in your 401(k) Plan Participant Election Form for purposes of exercising your Rights is adequate to satisfy the subscription payment based upon the number of Rights you are exercising.  Your selected investments will be liquidated in the amount specified in your 401 (k) Plan Participant Election Form on or about [•] [•], 2011, and cash equal to the necessary subscription payment amount will be transferred to the “First Federal Bancshares of Arkansas, Inc. Rights Fund” (the “401(k) Plan Rights Fund”), which has been established in anticipation of the Rights Offering.  On or about [•] [•], 2011, the 401(k) Plan Rights Fund will be liquidated and cash equal to the necessary subscription payment will be transferred to the subscription agent.  However, notwithstanding any election forms received from participants (and other account holders) in the 401(k) Plan regarding the exercise of their Rights with respect to shares of Common Stock held through the 401(k) Plan, no Rights held by the 401(k) Plan will be exercised if the per share public trading price of our Common Stock is not greater than or equal to the subscription price on [•] [•], 2011.

Notwithstanding your election to exercise all of your Rights, the 401(k) Plan’s trustee, Reliance Trust Company, will be directed to exercise that number of Rights and purchase only the number of shares of Common Stock that can be acquired with the money generated by liquidating the 401(k) Plan Rights Fund in your 401(k) Plan account. If the value of the 401(k) Plan Rights Fund in your 401(k) Plan account does not equal or exceed the purchase price of the shares of Common Stock that you have elected to purchase in the Rights Offering, none of the Rights held by your 401(k) Plan account will be exercised for shares of Common Stock and you will be deemed not to have exercised your Rights with regard to any shares held in your 401(k) Plan account.

Any shares of our Common Stock purchased upon exercise of the Rights held by your 401(k) Plan account will be allocated to your account under the Common Stock investment option, where they will remain subject to your further investment directions in accordance with the terms of the 401(k) Plan.

Once you submit your completed 401(k) Plan Participant Election Form, you may not revoke your exercise instructions. If you elect to exercise your Rights, you should be aware that the market value of our Common Stock may go up or down during the period after you submit your 401(k) Plan Participant Election Form and before the time that our Common Stock is purchased under the Rights and allocated to your account under the 401(k) Plan. However, as discussed above, notwithstanding any election that you make pursuant to a 401(k) Plan Participant Election Form, your Rights held by your 401(k) Plan account will not be exercised if the per share public trading price of our Common Stock is not greater than or equal to the subscription price on [•] [•], 2011.

All subscription payments received on your behalf and not applied to the purchase of shares of our Common Stock in the Rights Offering will be returned to the 401(k) Plan and deposited based upon your current 401(k) Plan investment allocation election.

Neither we, the subscription agent nor the 401(k) Plan Trustee, or anyone else will be under any duty to notify you of any defect or irregularity in connection with your submission of the 401(k) Plan Participant Election Form, and we will not be liable for failure to notify you of any defect or irregularity with respect to the completion of such form. We reserve the right to reject your exercise of the Rights if your exercise is not in accordance with the terms of the Rights Offering or in the proper form. We will also not accept the exercise of Rights if our issuance of shares of our Common Stock to you could be deemed unlawful under applicable law.

The 401(k) Plan Participant Election Form must be received by the Company by the 401(k) Deadline, which is 5:00 p.m., Eastern Time, on [•] [•], 2011. A self-addressed envelope has been included in the materials provided to our 401(k) Plan participants (and other account holders) along with this prospectus that may be used to mail the 401(k) Plan Participant Election Form. In any event, you must use the address set forth below:

By First-Class Mail, Overnight Courier or Hand-Delivery:

First Federal Bancshares of Arkansas, Inc.

1401 Highway 62-65 North

P.O. Box 550

Harrison, Arkansas 72602

Attention:  Tommy W. Richardson, Corporate Secretary

Delivery to any address or by a method other than those set forth above does not constitute valid delivery.

Expiration Date

You may exercise your Rights, prior to 5:00 p.m., Eastern Time, on [•] [•], 2011, which is the expiration of the Rights Offering.  If you do not properly exercise your Rights before that time, your Rights will expire and will no longer be exercisable and any Rights not exercised before that time will be void and worthless without any payment to the holders thereof.  We will not be required to issue shares to you if the subscription agent receives your Rights certificate, any required subscription document or your subscription payment after such time of expiration.

If you hold your shares of Common Stock in the name of a broker, dealer, custodian bank or other nominee, the nominee will exercise the Rights on your behalf in accordance with your instructions.  Please note that your nominee may establish a deadline before the expiration time of the Rights Offering.

We do not intend to extend the expiration time of the Rights Offering.

Conditions to the Rights Offering

We reserve the right to cancel or terminate the Rights Offering at any time before completion of the Rights Offering for any reason.

No Fractional Shares

Legacy Stockholders may only exercise the Basic Subscription Right and Oversubscription Privilege for whole shares.  In the event, however, that fractional shares of Common Stock result from the application of the Oversubscription Allocation Formula to oversubscription requests, then such fractional shares will be eliminated by rounding down to the nearest whole share, with the total exercise price being adjusted accordingly.  Any excess subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable.

Notice to Brokers and Nominees

If you are a broker, custodian bank or other nominee holder that holds shares of Common Stock for the account of others on the Record Date, you should notify the beneficial owners of the shares for whom you are the nominee of the Rights Offering as soon as possible to determine whether or not they intend to exercise their Rights.  You should obtain instructions from the beneficial owners of our Common Stock.  If a beneficial owner of our Common Stock so instructs, you should complete the Rights certificate and all other required subscription documents and submit them to the subscription agent with the full subscription payment by the Expiration Date.  You may exercise, on behalf of all beneficial owners for whom you are the record holder as so instructed by such beneficial owners, the number of Rights to which all such beneficial owners in the aggregate otherwise would have been entitled had they been direct holders of our Common Stock on the Record Date, provided that you, as a nominee record holder, make a proper showing to the subscription agent by submitting the form titled “Nominee Holder Certification,” which is provided with your Rights Offering materials.  If you did not receive this form, you should contact the subscription agent to request a copy.

Beneficial Owners

If you are a beneficial owner of shares of Common Stock and will receive your Rights through a broker, custodian bank or other nominee, we will ask your nominee to notify you of the Rights Offering.  If you wish to exercise your Rights, you will need to have your nominee act for you, as described above.  To indicate your decision with respect to your Rights, you should follow the instructions of your nominee.  You should contact your nominee if you do not receive notice of the Rights Offering, but believe you are entitled to participate in the Rights Offering.  We are not responsible if you do not receive the notice by mail or otherwise from your nominee or if you receive notice without sufficient time to respond to your nominee by the deadline established by your nominee, which may be before the expiration of the Rights Offering.

No Recommendation to Rights Holders

Neither our Board of Directors nor Bear State is making a recommendation regarding any exercise of your Rights.  Rights holders who exercise Rights risk investment loss on money invested.  The market price of our Common Stock may be volatile and, accordingly, the shares of Common Stock that you purchase in this Rights Offering may trade at a price lower than the subscription price and may prevent you from being able to sell the shares when you want to or at prices you find attractive.  You should make your decision based on your assessment of our business and financial condition, our prospects for the future and the terms of the Rights Offering.  You should carefully consider the risks, among other things, described under the heading “Risk Factors” beginning on page 23 of this prospectus and in the documents incorporated by reference into this prospectus.

Market for Common Stock

The shares of Common Stock issuable upon exercise of the Rights will be listed on the NASDAQ Global Market under the symbol “FFBH.”

Validity of Subscriptions

We will resolve all questions regarding the validity and form of the exercise of your Rights, including time of receipt and eligibility to participate in the Rights Offering.  Our determination will be final and binding.  Once made, subscriptions and directions are irrevocable, and we will not accept any alternative, conditional or contingent subscriptions or directions.  We reserve the absolute right to reject any subscriptions or directions not properly submitted or the acceptance of which would be unlawful.  You must provide missing documents or information, correct any inaccurate information and resolve any other discrepancies in connection with your subscriptions before the Rights Offering expires, unless we waive those defects in our sole discretion.  Neither we nor the subscription agent is under any duty to notify you or your representative of defects in your subscriptions.  A subscription will be considered accepted only when the subscription agent receives a properly completed and duly executed Rights certificate and any other required subscription documents and the full subscription payment including final clearance of any uncertified check.  Our interpretations of the terms and conditions of the Rights Offering will be final and binding.

No Revocation or Change

Once you submit the Rights certificate or have instructed your nominee of your subscription request, you are not allowed to revoke or change the exercise or request a refund of monies paid.  All exercises of Rights are irrevocable, even if you learn information about us or the Common Stock that you consider to be unfavorable.  You should not exercise your Rights unless you are certain that you wish to purchase shares at the subscription price and on the terms set forth in this prospectus.

Stockholder Rights

You will have no Rights as a holder of the shares of Common Stock you purchase in the Rights Offering until such shares of Common Stock are issued to you.  If you are the record holder, we will mail you a direct registration account statement or, upon request, a stock certificate as soon as practicable following the closing of the

Rights Offering.  If your shares are held by a broker, dealer, custodian bank or other nominee and you purchase shares in the Rights Offering, your account with your nominee will be credited by your nominee.

Foreign Stockholders

We will not mail this prospectus or Rights certificates to stockholders with addresses that are outside the United States or that have an Army Post Office or foreign post office address.  The subscription agent will hold these Rights certificates for their account.  To exercise Rights, our foreign stockholders must notify the subscription agent prior to 5:00 p.m., Eastern Time, at least three (3) business days prior to the Expiration Date of their exercise of such Rights, and, with respect to holders whose addresses are outside the United States, provide evidence satisfactory to us that the exercise of such Rights does not violate the laws of the jurisdiction of such stockholder.

Fees and Expenses

We will pay all fees charged by the subscription agent and all other expenses incurred by us in the Rights Offering.  You are responsible for paying any commissions, fees, taxes or other expenses incurred in connection with your exercise of your Rights.

Backstop Commitment

Bear State has agreed to purchase from us in a private placement, at $3.00 per share (or $0.60 per share pre-Reverse Split), all of the shares of Common Stock offered pursuant to the Rights Offering that are not purchased by the Legacy Stockholders.  For additional details, see “Questions and Answers Related to the Offering — How does the backstop commitment work?”

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

TO ENSURE COMPLIANCE WITH INTERNAL REVENUE SERVICE CIRCULAR 230, YOU ARE HEREBY NOTIFIED THAT ANY DISCUSSION OF TAX MATTERS DISCUSSED IN THIS PROSPECTUS WAS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN AND WAS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED BY YOU, FOR THE PURPOSE OF AVOIDING TAX-RELATED PENALTIES UNDER FEDERAL, STATE OR LOCAL TAX LAW.  WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES OF PARTICIPATING IN THE RIGHTS OFFERING.

The following discussion is a summary of the material United States federal income tax consequences to U.S. holders (as defined below) of the receipt and ownership of the Rights acquired in the Rights Offering.

You are a U.S. holder if you are a beneficial owner of Rights or shares of Common Stock and you are:

•             an individual citizen or resident of the United States;

•             a corporation (or any other entity taxed as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•             an estate whose income is subject to United States federal income tax regardless of its source; or

•             a trust if it (1) is subject to the primary supervision of a court within the United States and one or more “United States persons,” as defined in the Code, have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

The following discussion is based upon the provisions of the Code, regulations promulgated by the Treasury thereunder, and administrative rulings and judicial decisions, in each case as of the date hereof.  These authorities are subject to differing interpretations and may be changed, perhaps retroactively, which could result in United States federal income tax consequences different from those discussed below.  We have not sought any ruling from the United States Internal Revenue Service (“IRS”) with respect to the statements made and the conclusions reached in this discussion, and there can be no assurance that the IRS will agree with such statements and conclusions.  This discussion applies only to U.S. holders who acquire the Rights in the Rights Offering.  Further, this discussion assumes that the Rights or shares of Common Stock issued upon exercise of the Rights including, if applicable, pursuant to the Oversubscription Privilege will be held as capital assets within the meaning of Section 1221 of the Code.  In addition, this summary does not address all tax considerations that may be applicable to your particular circumstances or to you if you are a U.S. holder that may be subject to special tax rules, including, without limitation:

•             banks, insurance companies or other financial institutions;

•             regulated investment companies;

•             real estate investment trusts;

•             dealers in securities or commodities;

•             traders in securities that elect to use a mark-to-market method of accounting for securities holdings;

•             tax-exempt organizations;

•             persons liable for alternative minimum tax;

•             persons that hold shares of Common Stock as part of a straddle or a hedging or conversion transaction;

•             partnerships or other entities treated as partnerships for United States federal income tax purposes; or

•             persons whose “functional currency” is not the United States dollar.

If a partnership (including any entity treated as a partnership for United States federal income tax purposes) receives the Rights or holds shares of Common Stock received upon exercise of the Rights or the Oversubscription Privilege, the tax treatment of a partner in a partnership generally will depend upon the status of the partner and the activities of the partnership.  Such a partner or partnership should consult its own tax advisor as to the United States federal income tax consequences of the receipt and ownership of the Rights.

THIS SUMMARY IS ONLY A GENERAL DISCUSSION AND IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSTRUED TO BE, LEGAL, OR TAX ADVICE.  ACCORDINGLY, EACH U.S. HOLDER WHO ACQUIRES RIGHTS IS STRONGLY URGED TO CONSULT HIS, HER OR ITS OWN TAX ADVISER WITH RESPECT TO THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN INCOME, ESTATE AND OTHER TAX CONSEQUENCES OF THE ACQUISITION OF THE RIGHTS, WITH SPECIFIC REFERENCE TO SUCH PERSON’S PARTICULAR FACTS AND CIRCUMSTANCES.

Taxation of Subscription Rights

Receipt of Subscription Rights

Your receipt of Rights in the Rights Offering should be treated as a nontaxable distribution for United States federal income tax purposes.  If this position is finally determined by the IRS or a court to be incorrect, the fair market value of the rights would be taxable to you as a dividend to the extent of your pro rata share of our current and accumulated earnings and profits, if any, with any excess being treated as a return of capital to the extent of your adjusted tax basis in your shares of Common Stock and thereafter as capital gain.

The distribution of the Rights would be taxable to you under Section 305(b) of the Code if it were a distribution or part of a series of distributions, including deemed distributions, that have the effect of the receipt of cash or other property by some of our shareholders and an increase in the proportionate interest of other shareholders in our assets or earnings and profits, if any.

The discussion below assumes that the receipt of Rights will be treated as a nontaxable distribution.

Tax Basis and Holding Period of Subscription Rights

Your tax basis of the Rights for United States federal income tax purposes will depend on the fair market value of the Rights you receive and the fair market value of your existing shares of Common Stock on the date you receive the Rights.

If the fair market value of the Rights you receive is 15% or more of the fair market value of your existing shares of Common Stock on the date you receive the Rights, then you must allocate the tax basis of your existing shares of Common Stock between the existing shares of Common Stock and the Rights you receive in proportion to their respective fair market values determined on the date you receive the Rights.

•             If the fair market value of the Rights you receive is less than 15% of the fair market value of your existing shares of Common Stock on the date you receive the Rights, the Rights will be allocated a zero tax basis, unless you elect to allocate the tax basis of your existing shares of Common Stock between the existing shares of Common Stock and the Rights you receive in proportion to their respective fair market values determined on the date you receive the Rights.  If you choose to allocate the tax basis between your existing shares of Common Stock and the Rights, you must make this election on a statement included with your United States federal income tax return for the taxable year in which you receive the Rights.  Such an election is irrevocable.  If you make such an election you should retain a copy of the election and your tax return with which it was filed in order to substantiate the use of an allocated basis upon a subsequent disposition of the stock acquired by exercise of the Rights.  If you do not make the election described above, your basis of the shares of Common Stock with respect to which such Rights are received will not change.

•             The fair market value of the Rights on the date the Rights are distributed is uncertain, and we have not obtained, and do not intend to obtain, an appraisal of the fair market value of the Rights on that date.  In determining the fair market value of the Rights, you should consider all relevant facts and circumstances, including any difference between the subscription price of the Rights and the trading price of our Common Stock on the date that the Rights are distributed, the length of the period during which the Rights may be exercised and the fact that the Rights are non-transferable.

Your holding period of the Rights will include your holding period of the shares of Common Stock with respect to which the Rights were distributed.

Exercise of Rights

You generally will not recognize gain or loss upon exercise of the Rights.  The tax basis of the shares of Common Stock you receive upon exercise of the Rights including, if applicable, pursuant to the Oversubscription Privilege generally will equal the sum of (i) the subscription price and (ii) the tax basis, if any, of the Rights as determined above.  Your holding period of the shares of Common Stock you receive upon exercise of the Rights will begin on the date the Rights are exercised.  If you exercise the Rights after disposing of the shares of our Common Stock with respect to which the Rights are received, you should consult your tax advisor regarding the potential application of the “wash sale” rules under Section 1091 of the Code and allocation of tax basis issues.

Expiration of Subscription Rights

If you do not exercise the Rights, you should not recognize a capital loss for United States federal income tax purposes and any portion of the tax basis of your existing shares of Common Stock previously allocated to the Rights not exercised will be re-allocated to the existing Common Stock.

Sale or Other Disposition of the Rights Shares

If you sell or otherwise dispose of the shares received as a result of exercising the Rights, the gain or loss recognized upon that sale or other disposition will be a capital gain or loss assuming the share is held as a capital asset at the time of sale.  This gain or loss will be long-term if the share has been held at the time of sale for more than one year.

Information Reporting and Backup Withholding

Payments made to you of proceeds from the sale or other disposition of Rights shares may be subject to information reporting to the IRS and possible U.S. federal backup withholding.  Backup withholding will not apply if you furnish a correct taxpayer identification number (certified on the IRS Form W-9) or otherwise establish that you are exempt from backup withholding.  Backup withholding is not an additional tax.  Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability.  You may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS and furnishing any required information.

Receipt of Subscription Rights as a Beneficial Owner of Common Stock in the 401(k) Plan

Participants in the Company’s qualified deferred compensation plan who have directed the investment of some of their account balances in Common Stock may have the opportunity to participate in this Rights Offering by directing the Company or the 401(k) Plan Trustee to exercise the Rights on their behalf.

The Company’s qualified plan which offers investments in Common Stock is the 401(k) Plan.  The Company does not have any nonqualified plans which offer investments in Common Stock.

If you are a participant in the 401(k) Plan, there are no income tax consequences to you upon the issuance of the Rights, the exercise of the Rights or the purchase of Common Shares by the 401(k) Plan.  The following discussion covers the tax consequences of distribution of shares of Common Stock purchased in the Rights Offering from the 401(k) Plan.

Upon a lump sum distribution of the Common Stock from the 401(k) Plan, you may defer the income tax on the excess of the fair market value of the Common Stock on the date of distribution over the basis of the Common Stock to the 401(k) Plan (“Net Unrealized Appreciation”).  Upon a sale of the Common Stock, the Net Unrealized Appreciation will be taxed at favorable long-term capital gain rates.  Gain in excess of the Net Unrealized Appreciation will be taxed as either long-term or short-term capital gain depending upon how long you have held the Common Stock from the date of distribution.  You must hold the Common Stock for one year from the date of distribution in order to qualify for the favorable long-term federal capital gain rate.  In 2010, the long-term federal capital gain rate is 15%.  You may defer paying income tax upon a lump sum distribution from the 401(k) Plan by rolling over or transferring the distribution to another qualified retirement plan or individual retirement account.

If the distribution from the 401(k) Plan does not qualify as a lump sum distribution or if you elect to include the value of a lump sum distribution of the Common Stock into income in the year of distribution, you will be taxed on the fair market value of the Common Stock as of the date of the distribution at ordinary income tax rates.  Your basis in the Common Stock will equal fair market value of the Common Stock on the date of distribution and your holding period for purposes of determining long-term or short-term capital gain begins on such date.

If the fair market value of the Common Stock distributed is less than the 401(k) Plan’s basis in such stock, you will not recognize a loss at the time of the distribution.  Your basis in the Common Stock will be the same as the 401(k) Plan’s basis in the stock.  You may recognize a capital loss upon the sale of the shares.

Participants in the 401(k) Plan are urged to consult their own tax advisors as to the specific tax consequences of distributions from the 401(k) Plan.

LEGAL MATTERS

The validity of the shares of Common Stock issuable upon exercise of the Rights and selected other legal matters in connection with the Rights Offering will be passed upon for us by the law firm of Patton Boggs LLP, Washington, DC.  Attorneys at Patton Boggs LLP own an aggregate of approximately 10,693 shares of First Federal Common Stock.

EXPERTS

The consolidated financial statements incorporated by reference into this prospectus from the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 (the “Form 10-K”) as of December 31, 2010 and for the year ended December 31, 2010 have been audited by BKD, LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements as of December 31, 2009 and for the two years in the period ended December 31, 2009, incorporated by reference in this prospectus from the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which includes an explanatory paragraph regarding the Company’s ability to continue as a going concern), which is incorporated by reference herein. Such consolidated financial statements have been incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC.  You may read and copy any materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street NE, Washington, DC. 20549.  Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms.  The SEC also maintains an Internet website, at http://www.sec.gov, that contains our filed reports, proxy and information statements and other information that we file electronically with the SEC.  Additionally, we make these filings available, free of charge, on our website at http://www.ffbh.com as soon as reasonably practicable after we electronically file such materials with, or furnish them to, the SEC.  Except for those SEC filings incorporated by reference in this prospectus, none of the information contained on, or that may be accessed through, our website is a prospectus or constitutes part of, or is otherwise incorporated into, this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus from the documents listed below that we have previously filed with the SEC (File No. 000-28312).  This means that we can disclose important information to you by referring you to another document without restating that information in this document.  Any information incorporated by reference into this prospectus is considered to be part of this prospectus unless it is superseded by a subsequently filed document prior to the date of this prospectus or by this prospectus.

We incorporate by reference into this prospectus the following documents or information filed with the SEC (other than, in each case, documents, or information deemed to have been furnished and not filed in accordance with SEC rules):

(a)                                 Our Annual Report on Form 10-K for the year ended December 31, 2010, filed on March 16, 2011.

(b)                                Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011 filed on [•] [•], 2011.

(c)                                 Our Current Reports on Form 8-K and amendments thereto filed on December 6, 2010 (there were two Current Reports filed on this date), and [•] [•], 2011 (in each case, other than information and exhibits “furnished” to and not “filed” with the SEC in accordance with SEC rules).

We will provide without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus and a copy of any or all other contracts or documents which are referred to in this prospectus.  You may request a copy of these documents by writing to or telephoning us at the following address and telephone number:

First Federal Bancshares of Arkansas, Inc.

1401 Highway 62-65 North

P.O. Box 550

Harrison, Arkansas 72602

Attention: Tommy W. Richardson, Corporate Secretary

(870) 741-7641

2,908,071 Shares

Common Stock

[•] [•], 2010

PART II—INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution.

The following table sets forth the various expenses to be incurred in connection with the Rights Offering, all of which will be borne by us.  All amounts shown are estimates, except the SEC registration fee.

Type of Expense	Amount

SEC registration fee	$1,013
Subscription agent fees and expenses*	12,000
Legal fees and expenses*	100,000
Accounting fees and expenses*	30,000
Printing fees and expenses*	5,500
Mailing and other miscellaneous expenses*	30,000

Total Expenses	$178,513

* Estimated pursuant to Item 511 of Regulation S-K.

Item 14.  Indemnification of Directors and Officers.

Article VIII of the Company’s amended articles of incorporation provides as follows:

Limitation of Liability.  No director of the Company shall be personally liable to the Company or its stockholders for monetary damages for any act or omission by such director as a director; provided that a director’s liability shall not be eliminated to the extent provided by Section 7.06B. of the Texas Miscellaneous Corporation Laws Act or any successor provision thereto.  No amendment to or repeal of this limitation of liability shall apply to or have any effect on the liability or alleged liability of any director of the Company for or with respect to any acts or omissions of such director occurring prior to such amendment.

Indemnification.  The Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the Company or any predecessor of the Company, or is or was serving at the request of the Company or any predecessor of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against liability and expenses (including court costs and attorney’s fees), judgments, fines, excise taxes and amounts paid in satisfaction, settlement or compromise actually and reasonably incurred by such person in connection with such action, suit or proceeding to the full extent authorized by law.

Advancement of Expenses.  Reasonable expenses incurred by a director, officer, employee or agent of the Company in defending a civil or criminal action, suit or proceeding described above shall be paid by the Company in advance of the final disposition of such action, suit or proceeding as authorized by the Company’s Board of Directors only upon receipt of written affirmation by or on behalf of such person of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification under relevant law and a written undertaking to repay such amount if it shall ultimately be determined that the person has not met that standard or if it is ultimately determined that indemnification of the person against expenses incurred by him or her in connection with that proceeding is prohibited by relevant law.

Other Rights and Remedies.  The indemnification described above shall not be deemed to exclude any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Company’s Articles of Incorporation, any insurance or other agreement, vote of stockholders or disinterested directors or otherwise, both as to actions in their official capacity and as to actions in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person; provided that no indemnification shall be made to or on behalf of a person if a judgment or other final adjudication establishes that his or her actions, or omissions to act, were material to the cause of action as adjudicated and (i) the person is found liable on the basis that personal benefit was improperly received by him or her; (ii) the person is found liable to the Company; or (iii) the person is found liable for willful or intentional misconduct in the performance of his or her duty to the Company; provided, however, that persons found liable under clauses (i) and (ii) above, may still be indemnified solely as to reasonable expenses actually incurred by such person in connection with the proceeding.

Insurance.  Upon resolution passed by the Company’s Board of Directors, the Company may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or another enterprise, against any liability asserted against him or her or incurred by him or her in any such capacity, or arising out of his or her status, whether or not the Company would have the power to indemnify him or her against such liability under the provisions of Article VIII of the Company’s amended articles of incorporation or the Texas Business Organizations Code as successor to the Texas Business Corporation Act.

Modification.  The duties of the Company to indemnify and to advance expenses to a director or officer provided in Article VIII of the Company’s amended articles of incorporation are in the nature of a contract between the Company and each such director or officer, and no amendment or repeal of any provision of Article VIII shall alter, to the detriment of such director or officer, the right of such person to the advance of expenses or indemnification related to a claim based on an act or failure to act which took place prior to such amendment or repeal.

Proceedings Initiated by Indemnified Persons.  Notwithstanding any other provision of such Article VIII described above, the Company shall not indemnify a director, officer, employee or agent for any liability incurred in an action, suit or proceeding initiated by (which shall not be deemed to include counter-claims or affirmative defenses), or participated in as an intervenor or amicus curiae by, the person seeking indemnification unless such initiation of or participation in the action, suit or proceeding is authorized, either before or after its commencement, by the affirmative vote of a majority of the members of the Board of Directors then in office.

Texas Business Organizations Code (the “TBOC”).  The TBOC permits a corporation to eliminate in its charter all monetary liability of the corporation’s directors to the corporation or its stockholders for conduct in the performance of such director’s duties.  However, Texas law does not permit any limitation of liability of a director for: (i) breaching a duty of loyalty to a corporation or its stockholders; (ii) failing to act in good faith; or (iii) engaging in willful or intentional misconduct.

Sections 8.101 and 8.103 of the TBOC provide that a corporation may indemnify a person who was, is, or is threatened to be a named defendant or respondent in a proceeding because the person is or was a director only if a determination is made that such indemnification is permissible under the TBOC: (i) by a majority vote of the directors who at the time of the vote are disinterested and independent, regardless of whether such directors constitute a quorum; (ii) by a majority vote of a board committee designated by a majority of disinterested and independent directors and consisting solely of disinterested and independent directors; (iii) by special legal counsel selected by the board of directors or a committee of the board of directors as set forth in (i) or (ii); or (iv) by the stockholders in a vote that excludes the shares held by directors who are not disinterested and independent.  The power to indemnify applies only if such person acted in good faith and, in the case of conduct in the person’s official capacity as a director, in a manner he or she reasonably believed to be in the best interest of the corporation, and, in all other cases, that the person’s conduct was not opposed to the best interest of the corporation, and with respect to any criminal action or proceeding, that such person had no reasonable cause to believe his conduct was unlawful.

Section 8.104 of the TBOC provides that the corporation may pay or reimburse, in advance of the final disposition of the proceeding, reasonable expenses incurred by a present director who was, is, or is threatened to be made a named defendant or respondent in a proceeding after the corporation receives a written affirmation by the director of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification under Section 8.101 and a written undertaking by or on behalf of the director to repay the amount paid or reimbursed if it is ultimately determined that he has or she not met that standard or if it is ultimately determined that indemnification of the director is not otherwise permitted under the TBOC.  Section 8.105 also provides that reasonable expenses incurred by a former director or officer, or a present or former employee or agent of the corporation, who was, is, or is threatened to be made a named defendant or respondent in a proceeding may be paid or reimbursed by the corporation, in advance of the final disposition of the action, as the corporation considers appropriate.

Section 8.105 of the TBOC provides that a corporation may indemnify and advance expenses to a person who is not a director, including an officer, employee, or agent of the corporation as provided by: (i) the corporation’s governing documents; (ii) an action by the corporation’s governing authority; (iii) resolution by the stockholders; (iv) contract; or (v) common law.  As consistent with Section 8.105, the Company may indemnify and advance expenses to persons who are not directors on terms the Company considers appropriate.

Item 15.  Recent Sales of Unregistered Securities.

As described in the Current Report on Form 8-K of the Company, filed on March 6, 2009, on March 6, 2009, the Company entered into a Letter Agreement, which incorporates by reference the Securities Purchase Agreement — Standard Terms, with the Treasury, pursuant to which the Company issued and sold to the Treasury for an aggregate purchase price of $16.5 million in cash (i) 16,500 shares of the Series A Preferred Stock and (ii) the TARP Warrant.  The issuance and sale of the Series A Preferred Stock and the TARP Warrant was conducted in compliance with the exemption from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”).  The Company did not engage in any general solicitation or advertising with regard to the issuance and sale of such securities and has not offered securities to the public in connection with the issuance and sale of the Series A Preferred Stock or the TARP Warrant.

As described in the Current Report on Form 8-K of the Company, filed on January 28, 2011, on January 27, 2011, the Company and the Bank entered into the Investment Agreement with Bear State which contemplates that, among other things:

•             the Company will amend its Articles of Incorporation to effect the Reverse Split;

•             Bear State will purchase from the Treasury for $6 million aggregate consideration, the Company’s 16,500 shares of Series A Preferred Stock, including any accrued but unpaid dividends thereon, and TARP Warrant, both of which were previously issued to the Treasury through the Troubled Asset Relief Program — Capital Purchase Program as described above;

•             the Company will sell in a private placement to Bear State at the First Closing (i) the First Closing Shares, and (ii) the Investor Warrant; and

•             Bear State will pay the Company aggregate consideration of approximately $46.3 million for the First Closing Shares and Investor Warrant, consisting of (i) $40.3 million in cash, and (ii) Bear State’s surrendering to the Company the Series A Preferred Stock and TARP Warrant for a $6 million credit against the purchase price of the First Closing Shares.

On [•] [•], 2011, as part of the First Closing, the Company issued the First Closing Shares, consisting of 15,425,262 post-Reverse Split shares of the Company’s Common Stock at a price of $3.00 per share (or $0.60 per share pre-Reverse Split) to Bear State in exchange for (i) $40.3 million in cash, and (ii) Bear State’s surrendering to the Company the Series A Preferred Stock and  TARP Warrant for a $6 million credit against the purchase price of the First Closing Shares.  The shares were offered and sold in compliance with the exemption from registration pursuant to Section 4(2) of the Securities Act and Rule 506 of Regulation D, as promulgated by the SEC.

In addition, as part of the First Closing, on [•] [•], 2011 the Company issued to Bear State the Investor Warrant to purchase 2,000,000 post-Reverse Split shares of our Common Stock at an exercise price of $3.00 per share (or $0.60 per share pre-Reverse Split).  The issuance of the Investor Warrant was conducted in compliance with the exemption from registration pursuant to Section 4(2) of the Securities Act.  The Company did not engage in any general solicitation or advertising with regard to the issuance and sale of the First Closing Shares or the Investor Warrant and has not offered securities to the public in connection with the issuance and sale of the First Closing Shares or the Investor Warrant.

Item 16.  Exhibits and Financial Statement Schedules.

The exhibits and financial statement schedules filed as part of this registration statement are as follows:

 (a)  List of Exhibits

2(1)                                  Plan of Conversion

3.1(2)                         Articles of Incorporation of First Federal Bancshares of Arkansas, Inc., as amended

3.2(3)                         Amended and Restated Bylaws of First Federal Bancshares of Arkansas, Inc.

4.1(4)                         Stock Certificate of First Federal Bancshares of Arkansas, Inc.

4.2                                    Form of Rights Certificate*

5                                             Opinion of Patton Boggs LLP regarding the legality of the securities being registered*

10.1(5)                   Stipulation and Consent to Issuance of Order to Cease and Desist for Company

10.2(5)                   Company Cease and Desist Order

10.3(5)                   Stipulation and Consent to Issuance of Order to Cease and Desist for Bank

10.4(5)                   Bank Cease and Desist Order

10.5(6)                 Investment Agreement, dated as of January 27, 2011, by and among the Company, the Bank and Bear State Financial Holdings, LLC

10.7(2)                   Form of Termination of Amended and Restated Employment Agreement and Release

10.8(2)                   Form of Termination of Amended and Restated Change in Control Severance Agreement and Release

10.6(2)                   First Federal Bancshares of Arkansas, Inc. 2011 Omnibus Incentive Plan

21(7)                            Subsidiaries of the Registrant

23.1                              Consent of Patton Boggs LLP (included in Exhibit 5)

23.2                              Consent of BKD, LLP*

23.3                              Consent of Deloitte & Touche LLP*

24                                       Power of Attorney (included on signature page)

99.1                              Form of Instructions as to Use of First Federal Bancshares of Arkansas, Inc. Rights Certificates*

99.2                              Form of Letter to Clients*

99.3                              Form of Letter to Stockholders*

99.4                              Form of Nominee Holder Certification*

99.5                              Form of Beneficial Owner Election Form*

99.6                              Form of Notice of Important Tax Information*

99.7                              Form of Letter to Brokers and Other Nominee Holders*

99.8                              Form of Cover Letter to Participants of the Company’s 401(k) Plan*

99.9                              Form of Q&A Letter to Participants of the Company’s 401(k) Plan*

99.10                        Form of Election Form for Participants in the Company’s 401(k) Plan*

*                  Filed herewith.

(1)           Incorporated herein by reference from the Company’s Registration Statement on Form S-1 (File No. 333-612) filed with the SEC.

(2)           Incorporated herein by reference from the Company’s Current Report on Form 8-K filed with the SEC on [•] [•], 2011.

(3)           Incorporated herein by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 filed with the SEC on March 6, 2008.

(4)           Incorporated herein by reference from the Company’s Registration Statement on Form 8-A filed with the SEC on April 12, 1996.

(5)           Incorporated herein by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 filed with the SEC on April 15, 2010.

(6)           Incorporated herein by reference from the Company’s Current Report on Form 8-K filed with the SEC on January 28, 2011.

(7)           Incorporated herein by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC on March 16, 2011.

Item 17.  Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) For the purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registration pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(5) For the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Harrison, Arkansas, on April 6, 2011.

FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.

By:	/s/ LARRY J. BRANDT
Larry J. Brandt
President, Chief Executive Officer and Director

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Larry J. Brandt, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign all pre-effective and post-effective amendments to this Registration Statement and all registration statements filed pursuant to Rule 462(b) which incorporate this Registration Statement by reference, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that said attorney-in-fact and agent, or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Name	Title	Date

/s/ LARRY J. BRANDT	President, Chief Executive Officer and Director (Principal Executive Officer)	April 6, 2011
Larry J. Brandt

/s/ SHERRI R. BILLINGS	Executive Vice President and Chief	April 6, 2011
Sherri R. Billings	Financial and Accounting Officer
(Principal Financial and Accounting Officer)

/s/ JOHN P. HAMMERSCHMIDT
John P. Hammerschmidt	Director	April 6, 2011

/s/ JEFF BRANDT
Jeff Brandt	Director	April 6, 2011

/s/ KENNETH C. SAVELLS	Director	April 6, 2011
Kenneth C. Savells

/s/ FRANK CONNER	Director	April 6, 2011
Frank Conner

EXHIBIT LIST

The exhibits and financial statement schedules filed as part of this registration statement are as follows:

(a)   List of Exhibits

2(1)                                  Plan of Conversion

3.1(2)                         Articles of Incorporation of First Federal Bancshares of Arkansas, Inc., as amended

3.2(3)                         Amended and Restated Bylaws of First Federal Bancshares of Arkansas, Inc.

4.1(4)                         Stock Certificate of First Federal Bancshares of Arkansas, Inc.

4.2                                    Form of Rights Certificate*

5                                             Opinion of Patton Boggs LLP regarding the legality of the securities being registered*

10.1(5)                   Stipulation and Consent to Issuance of Order to Cease and Desist for Company

10.2(5)                   Company Cease and Desist Order

10.3(5)                   Stipulation and Consent to Issuance of Order to Cease and Desist for Bank

10.4(5)                   Bank Cease and Desist Order

10.5(6)	Investment Agreement, dated as of January 27, 2011, by and among the Company, the Bank and Bear State Financial Holdings, LLC

10.6(2)                   First Federal Bancshares of Arkansas, Inc. 2011 Omnibus Incentive Plan

10.7(2)                   Form of Termination of Amended and Restated Employment Agreement and Release

10.8(2)                   Form of Termination of Amended and Restated Change in Control Severance Agreement and Release

21(7)                            Subsidiaries of the Registrant

23.1                              Consent of Patton Boggs LLP (included in Exhibit 5)

23.2                              Consent of BKD, LLP*

23.3                              Consent of Deloitte & Touche LLP*

24                                       Power of Attorney (included on signature page)

99.1                              Form of Instructions as to Use of First Federal Bancshares of Arkansas, Inc. Rights Certificates*

99.2                              Form of Letter to Clients*

99.3                              Form of Letter to Stockholders*

99.4                              Form of Nominee Holder Certification*

99.5                              Form of Beneficial Owner Election Form*

99.6                              Form of Notice of Important Tax Information*

99.7                              Form of Letter to Brokers and Other Nominee Holders*

99.8                              Form of Cover Letter to Participants of the Company’s 401(k) Plan*

99.9                              Form of Q&A Letter to Participants of the Company’s 401(k) Plan*

99.10                        Form of Election Form for Participants in the Company’s 401(k) Plan*

*                  Filed herewith.

(1)	Incorporated herein by reference from the Company’s Registration Statement on Form S-1 (File No. 333-612) filed with the SEC.

(2)           Incorporated herein by reference from the Company’s Current Report on Form 8-K filed with the SEC on [•] [•], 2011.

(3)           Incorporated herein by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 filed with the SEC on March 6, 2008.

(4)           Incorporated herein by reference from the Company’s Registration Statement on Form 8-A filed with the SEC on April 12, 1996.

(5)           Incorporated herein by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 filed with the SEC on April 15, 2010.

(6)           Incorporated herein by reference from the Company’s Current Report on Form 8-K filed with the SEC on January 28, 2011.

(7)           Incorporated herein by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC on March 16, 2011.